UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14a

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

CASH AMERICA INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2010

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Cash America International, Inc. The meeting will be held on Wednesday, May 19, 2010, beginning at 9:00 a.m. Central Daylight Time at our corporate headquarters, which are located at 1600 West 7th Street, Fort Worth, Texas 76102.

Information about the meeting, the nominees for election as directors and other action to be taken at the meeting is presented in the following Notice of Annual Meeting of Shareholders and proxy statement.

We hope that you will plan to attend the Annual Meeting. It is important that your shares be represented. Accordingly, please sign, date and promptly mail the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card. If you decide to attend the Annual Meeting you will be able to vote in person, even if you have previously submitted your proxy.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Cash America. We sincerely desire your presence at the Annual Meeting, and we look forward to seeing you on May 19th.

Sincerely,

Daniel R. Feehan.

President and Chief Executive Officer

1600 West 7th Street

Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 19, 2010

The 2010 Annual Meeting of Shareholders of Cash America International, Inc. will be held on Wednesday, May 19, 2010, at 9:00 a.m., Central Daylight Time, at the Cash America building located at 1600 West 7th Street, Fort Worth, Texas 76102. At the Annual Meeting, we will ask our shareholders to:

(1)	Elect as directors the eight nominees named in the accompanying proxy statement to serve until the 2011 Annual Meeting of Shareholders;

(2)	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010;

(3)	Consider a shareholder proposal, if presented at the meeting; and

(4)	Transact any other business properly brought before the meeting or any adjournments to the meeting.

Only shareholders of record at the close of business on March 29, 2010 are entitled to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding common stock entitled to notice of, and to vote at, the meeting is required for a quorum to transact business.

By Order of the Board of Directors,

J. Curtis Linscott
Secretary

Fort Worth, Texas

April 1, 2010

IMPORTANT

Whether or not you attend the meeting in person, please vote by signing, dating and promptly returning the proxy card or by using the telephone or Internet voting procedures described on the proxy card. If you attend the meeting, you may revoke your proxy and vote in person. The proxy statement and annual report are also available for your review at www.proxyvote.com.

1600 West 7th Street

Fort Worth, Texas 76102

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

May 19, 2010

GENERAL INFORMATION

The Board of Directors of Cash America International, Inc. (referred to throughout this proxy statement as the “Company,” “we,” “us” or “our”) is soliciting proxies for the 2010 Annual Meeting of Shareholders (the “Annual Meeting”). We will hold the Annual Meeting at 9:00 a.m., Central Daylight Time, on Wednesday, May 19, 2010, at the Cash America building, which is located at 1600 West 7th Street, Fort Worth, Texas 76102, and at any recess or adjournment thereof. A Notice of Internet Availability of Proxy Materials and this proxy statement and accompanying proxy card will be made available to our shareholders on or about April 6, 2010.

PURPOSE OF THE ANNUAL MEETING

(1)	Elect as directors the eight nominees named in this proxy statement to serve until the 2011 Annual Meeting;

(2)	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010;

(3)	Consider a shareholder proposal, if presented at the meeting; and

(4)	Transact any other business properly brought before the meeting or any adjournments to the meeting.

VOTING PROCEDURES

Who Can Vote. Only record holders of our common stock at the close of business on March 29, 2010, the record date, are entitled to vote. At the close of business on the record date, 29,582,422 shares of common stock, par value $0.10 per share, were issued and outstanding. Each share owned on the record date is entitled to one vote. Shareholders do not have the right to vote cumulatively in director elections.

Quorum. A quorum will be present at the Annual Meeting if the holders of a majority of the issued and outstanding shares of common stock as of the record date are present in person or by proxy. Shares represented by a proxy marked “withhold” or “abstain” will be considered present at the Annual Meeting for purposes of determining a quorum.

How to Vote. If you are a shareholder of record, you may vote in person at the Annual Meeting or by proxy without attending the Annual Meeting. You may vote by proxy in one of three convenient ways:

•	by mail: sign, date and return the proxy card in the enclosed prepaid envelope;

•	by Internet: visit the website shown on your proxy card and follow the instructions; or

•	by telephone: call the toll-free telephone number shown on your proxy card and follow the instructions.

Vote Required to Elect Directors. Directors are elected by a plurality of the votes cast at the Annual Meeting, either in person or by proxy. Abstentions and broker non-votes will not be included in determining the number of votes cast and will not affect the outcome of the vote in the election of directors.

Vote Required to Adopt Other Proposals. The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, will be required to approve all other proposals (other than the election of directors as described above) at the Annual Meeting. If you abstain, your shares will be treated as shares present or represented and voting, so that your abstention will have the same effect as a vote against the proposal.

How Your Shares Will Be Voted if You do Not Provide Instructions to Your Broker. If your broker holds your shares in street name, your broker, as the registered holder, must vote your shares in accordance with your instructions. If you do not provide voting instructions, your broker has the discretion to vote those shares with respect to routine proposals but not with respect to non-routine proposals. Shares for which brokers do not receive instructions, sometimes called “broker non-votes,” will be counted as present for determining a quorum at the meeting. The proposal to ratify the selection of our independent public accounting firm is considered a routine proposal, and the proposals for the election of directors and the shareholder proposal are considered non-routine proposals.

What to do if You Wish to Change Your Voting Instructions. If you wish to change or revoke your voting instructions after you have submitted your proxy, you may do so at any time before the proxies are voted at the Annual Meeting by:

•	notifying the Secretary of the Company in writing at the address on the first page of this proxy statement that you wish to revoke your proxy;

•	delivering a subsequent proxy bearing a date after the date of the proxy being revoked and relating to the same shares; or

•	voting in person at the Annual Meeting.

Please note that your attendance at the Annual Meeting will not of itself revoke your proxy.

Householding of Proxy Materials. In a further effort to reduce printing costs and postage fees, we have adopted a practice approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this practice, shareholders who have the same address and last name will receive only one copy of our proxy materials, unless one or more of these shareholders notifies us that he or she wishes to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. If you share an address with another shareholder and received only one set of proxy materials and would like to request a separate paper copy of these materials, please contact our Investor Relations department by mail at the address on the first page of this proxy statement, by telephone at (817) 335-1100 or toll free at (800) 645-0623 or by email at investor_relations@casham.com, and we will promptly deliver a separate copy.

We Will Bear Solicitation Expenses. We will bear the expenses of this proxy solicitation and reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation materials to beneficial owners. Georgeson Inc. will assist us in the solicitation of proxies, and we will pay Georgeson approximately $6,500 for these services. Our directors, officers, regular employees or our transfer agent may also solicit proxies after the original solicitation. We will not pay these persons additional compensation for these efforts, but we will reimburse their out-of-pocket expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members, each of whom is elected annually. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the eight persons listed below for election as directors. Those elected will serve until the 2011 Annual Meeting, until their successors are elected and qualify or until their earlier death or resignation.

Each nominee is a current director who was elected at the 2009 Annual Meeting. All nominees are independent pursuant to New York Stock Exchange (“NYSE”) listing standards, except for Mr. Daugherty, Mr. Goldstein and Mr. Feehan. There are no family relationships among any of the directors and executive officers.

Each nominee has agreed to serve if elected. If a nominee becomes unavailable for election or cannot serve, an event that we do not expect, the Board of Directors may substitute another nominee or reduce the number of nominees. The enclosed proxy will be voted for such substitute, if any, as shall be designated by the Board of Directors.

Director Qualifications

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that he should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment. The following is information about each nominee:

Name and Age	Principal Occupation During Past Five Years	Director Since
Jack R. Daugherty (62)	Mr. Daugherty founded the Company and has served as Chairman of the Board of Directors since its inception. He was also our Chief Executive Officer from its inception until his retirement in February 2000. Mr. Daugherty has owned and operated pawnshops since 1971. We believe Mr. Daugherty’s qualifications to sit on the Board of Directors include his extensive knowledge of and experience with the Company as its founder and former Chief Executive Officer and his 39 years of experience in the pawnshop industry which give him unique insights into the Company’s challenges, opportunities and operations.	1983

Daniel E. Berce (56)	Mr. Berce has been President and Chief Executive Officer of AmeriCredit Corp. since August 2005 and its President since April 2003. Mr. Berce served as AmeriCredit Corp.’s Vice Chairman and Chief Financial Officer from November 1996 until April 2003. Prior to November 1996, Mr. Berce held various positions with AmeriCredit Corp., including Executive Vice President, Chief Financial Officer and other positions. Before joining AmeriCredit, Mr. Berce was a partner with Coopers & Lybrand. Mr. Berce currently serves as a director at AmeriCredit Corp. and AZZ incorporated where he has served since 1990 and 2000, respectively. Mr. Berce also served as a director at Curative Health Services, Inc. from 2000 to 2006. We believe Mr. Berce’s qualifications to sit on the Board of Directors include his leadership experience, specifically his experience as a Chief Executive Officer of a publicly traded company, knowledge of the consumer finance industry, experience in finance and accounting and experience as a director of multiple publicly traded companies.	2006

Name and Age	Principal Occupation During Past Five Years	Director Since
Daniel R. Feehan (59)	Mr. Feehan has been Chief Executive Officer and President of the Company since February 2000. Mr. Feehan served as our President and Chief Operating Officer from January 1990 until February 2000, except that he served as Chairman and Co-Chief Executive Officer of Mr. Payroll Corporation from February 1998 to February 1999 before returning to the position of President and Chief Operating Officer of the Company. Mr. Feehan joined the Company in 1988 and served as the Company’s Chief Financial Officer before becoming President and Chief Operating Officer in 1990. Mr. Feehan currently serves as a director at AZZ incorporated and RadioShack Corporation where he has served since 2000 and 2003, respectively. We believe Mr. Feehan’s qualifications to sit on the Board of Directors include his leadership experience and knowledge of the Company and its business that he has obtained through his service on our Board of Directors and as our Chief Executive Officer and President and through the other positions he has held with the Company over the course of the past 25 years as well as his experience as a director of other publicly traded companies.	1984

Albert Goldstein (29)	Mr. Goldstein is a founding partner of Pangea Equity Partners, a private equity fund focused on real estate related assets targeting the distressed residential multi-family real estate market, which was founded in October 2008. Mr. Goldstein served as President of our Internet Services Division from July 2007 until October 2008. In conjunction with the acquisition of CashNetUSA, Mr. Goldstein joined the Company in September 2006 as Executive Vice President – Internet Lending. Mr. Goldstein founded CashNetUSA in September 2003 and was President and Chief Executive Officer from its inception until it was acquired by the Company. Prior to September 2003, Mr. Goldstein was an Investment Banking Analyst with Deutsche Bank’s Leveraged Finance/Industrials Group practice in New York and worked on various secured and unsecured leveraged debt transactions. We believe Mr. Goldstein’s qualifications to sit on the Board of Directors include his entrepreneurial experience as both the founder of our Internet Services Division and another start-up company and his financial and operational experience as an executive officer of CashNetUSA and the Company and as a former investment banker.	2009

James H. Graves (61)	Mr. Graves has served as Managing Director and Partner of Erwin, Graves & Associates, LP, a management consulting firm located in Dallas, Texas, since January 2002. Mr. Graves is also a Director of BankCap Partners, LP, a private equity fund, which he co-founded in February 2006. Mr. Graves has also served as an Executive Vice President of Financial Strategy for DeviceFidelity Inc., a financial services technology company located in Dallas, Texas, since March 2008. Mr. Graves was Vice Chairman and Chief Operating Officer of Detwiler, Mitchell & Co., a Boston-based securities research firm, from June 2002 until June 2006. Prior to 2002, Mr. Graves served as a Senior Executive Officer of Dean Witter Reynolds and as the Chief Operating Officer of JC Bradford & Company. Mr. Graves currently serves as a director at Hallmark Financial Services, Inc. where he has served since 1995. Mr. Graves also served as a director at Detwiler Mitchell & Co. from June 2002 until June 2006. We believe Mr. Grave’s qualifications to sit on the Board of Directors include his executive leadership and management experience in several businesses, including large corporations and businesses within the financial services industry, his over 30 years of experience analyzing financial statements and his experience as a director of both private and publicly-traded companies, including his service as Chairman of the Audit Committee of another publicly-traded company.	1996

Name and Age	Principal Occupation During Past Five Years	Director Since
B. D. Hunter (80)	Mr. Hunter has served as a consultant to Service Corporation International, a publicly held company that owns and operates funeral homes and related businesses, for over five years. Mr. Hunter has also served as the President of Huntco International Inc., a consulting company, for over five years. Mr. Hunter served on the Board of Directors of Service Corporation International for approximately 20 years, of which five of those years were spent as Vice Chairman, until his service as a director ceased in February 2005. We believe Mr. Hunter’s qualifications to sit on the Board of Directors include his considerable business and leadership experience that he obtained through his various leadership roles in privately-held and publicly-traded companies, including his service as a former Chairman, President and Chief Executive Officer of a publicly-traded company, his experience as a director of various publicly-traded companies, including as a director of our Company for over 25 years, and his previous service on the Listed Company Advisory Committees of both the NYSE and the American Stock Exchange.	1984

Timothy J. McKibben (61)	Mr. McKibben has served as a Founding Managing Partner of Ancor Capital, L.P., a private equity firm, since 1994. Prior to that he served as Chairman of the Board and President of Anago Incorporated, a branded medical device company that he co-founded in 1978. We believe Mr. McKibben’s qualifications to sit on the Board of Directors include his knowledge, leadership and management experience in operations, financial analyses and acquisitions obtained through the private equity firm he founded as well as his service as a director who served on multiple committees of a formerly publicly-traded company.	1996

Alfred M. Micallef (67)	Mr. Micallef has served as Chairman of JMK International, Inc., a privately-held holding company of rubber manufacturing and real estate businesses, since 1989. Mr. Micallef served as a director at Lone Star Technologies, Inc. from 2000 to 2007. We believe Mr. Micallef’s qualifications to sit on the Board of Directors include his extensive business experience in leading and managing businesses that have domestic and foreign operations as well as his entrepreneurial experience.	1996

The Board of Directors unanimously recommends a vote FOR each of the nominees.

PROPOSAL 2

RATIFICATION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2010, subject to shareholder ratification.

The Board of Directors is asking you to ratify the selection of PricewaterhouseCoopers LLP. Although our bylaws do not require this ratification, the Board of Directors believes that the selection of the independent registered public accounting firm is an important matter of shareholder concern and that a proposal that shareholders ratify this selection is an important opportunity for you to provide direct feedback to the Board of Directors on an important issue of corporate governance. If our shareholders do not ratify the selection, we will consider that action as a direction to the Audit Committee and the Board of Directors to consider the selection of a different firm. Even if you do ratify this selection, the Audit Committee can select a different independent registered public accounting firm, subject to ratification by the full Board of Directors, whenever it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to questions and will have the opportunity to make a statement.

The Board of Directors unanimously recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010.

Audit and Non-Audit fees

Fees billed by PricewaterhouseCoopers LLP for professional services rendered for the last two fiscal years were as follows:

	2009	2008		Description of Fees
Audit Fees:	$926,800	$881,871	(1)	Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, the audit of internal control over financial reporting and statutory audits of subsidiaries required by governmental or regulatory bodies.

Audit-Related Fees:	$140,000	$289,902		Audit-related fees consist of acquisition due diligence services and assurance services for debt and equity offerings.

Tax Fees:	$28,500	$14,800	(1)	Tax-related fees consist of services provided for required tax reporting by Prenda Fácil.

Other Fees:	$2,558	—		Other fees consist of amounts paid for technical publications and subscriptions.

Total:	$1,097,858	$1,186,573

(1)	Includes 2008 fees related to the acquisition of Prenda Fácil that were billed in 2009.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee must pre-approve all auditing services and permitted non-audit services that the independent registered public accounting firm is to perform for the Company (except for items exempt from pre-approval requirements under applicable laws and rules).

Before engaging the independent registered public accounting firm for the next year’s audit, our independent registered public accounting firm will present a proposal to the Audit Committee describing the services in each of four categories of services (audit services, audit-related services, tax services and other services) that the firm is expected to render during the next year and a budget for fees related to such services.

After the proposal for fees has been approved, the Audit Committee, or the Chairman of the Audit Committee who has been delegated authority to pre-approve such services on behalf of the Audit Committee, must pre-approve any fees that exceed the budgeted amount for a particular category of services or the engagement of the independent registered public accounting firm for any services not included in the proposal. Any pre-approvals granted by the Chairman of the Audit Committee are reported to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee periodically monitors the services rendered by, and actual fees paid to, the independent registered public accounting firm to ensure that the services provided are within the parameters that the Audit Committee has approved.

The Audit Committee pre-approved all of the audit and non-audit services and related fees for 2008 and 2009.

PROPOSAL 3

SHAREHOLDER PROPOSAL

We have been notified that three shareholders intend to jointly present the following proposal for consideration at the Annual Meeting, which we are presenting as submitted to us.

Shareholder Proposal and Supporting Statement

Christian Brothers Investment Services, Inc., 90 Park Avenue, 29th Floor, New York, New York, 10016, which held 6,700 shares of our common stock as of November 30, 2009, the Benedictine Sisters, 285 Oblate Drive, San Antonio, Texas, 78216, who owned at least $2,000 of our common stock as of December 11, 2009, and MMA Stewardship Solutions, 1110 North Main Street, Post Office Box 483, Goshen, Indiana, 46527, which held 9,250 shares of our common stock as of November 24, 2009, have notified us that they intend to jointly present the following proposal for consideration at the Annual Meeting:

“Payday Lending

2010 – Cash America International, Inc.

WHEREAS:

Our company provides consumer cash advances, or “payday loans”, which are considered by many to be risky loans generally due to borrowers’ cash flow difficulties and a lack of alternative borrowing options.

The industry claims that these loans are for occasional short-term cash needs only, yet many borrowers obtain frequent payday loans. According to a 2007 survey, over 56% of payday loan customers obtained nine or more payday loans in the preceding 12 months.1

According to the Coalition for Responsible Lending, the average payday loan borrower pays nearly $800 to repay a loan of $325. Since most payday loan customers are of low or moderate income, frequent roll-overs of cash advances could result in a “debt trap” from which some would be unable to emerge.

Critics have identified several industry activities as “predatory,” including:

•	Triple digit interest rates and poor disclosure of borrowing costs;

•	Loan flipping;

•	Mandatory arbitration clauses; and

•	Little or no consideration of borrowers’ ability to repay.

Policymakers are increasingly restricting the practice of payday lending:

•	All four national banking regulators effectively prohibit banks under their supervision from marketing payday lending products;

•	Fifteen states and the District of Columbia have passed laws that effectively end the practice;

•	Federal law caps loans to U.S. Military service personnel at 36%;

•	Federal legislation is currently being considered that may place a cap on consumer loan interest rates.

Our company has indicated that it abides by the “Best Practices for the Payday Advance Industry” set forth by the Community Financial Services Association of America, yet it has

provided insufficient information to shareholders describing procedures and performance related to complying with the Best Practices.

Resolved: Shareholders request that independent members of Cash America’s board of directors (1) oversee the amendment of current policies and the development of enforcement mechanisms to prevent employees or affiliates from engaging in predatory lending practices; and (2) provide a report to shareholders that offers assurances about the adequacy of the policy and its enforcement, by July 2010.

Supporting Statement

Shareholders have no means of evaluating the effectiveness of current company policies. Reports to shareholders on our company’s anti-predatory lending policies should include:

•	A definition of predatory lending;

•	Metrics to determine whether loans were consistent with the borrowers’ ability to repay;

•	Results of our company’s efforts to be transparent regarding the terms of loan amounts; and

•	An assessment of the reasonableness of collection procedures.

Policies must be accompanied by thorough internal controls and public reporting to allow shareholders to evaluate the company’s success in complying with its own standard.

[1]	Elliehausen, Gregory. An Analysis of Consumers’ Use of Payday Loans. Financial Services Research Program Monograph No. 41. Washington: George Washington University School of Business, January 2009.”

Company’s Statement in Opposition

The Board of Directors believes that the proposal is not in the best interests of the Company or its shareholders and is unnecessary. We already have procedures and controls in place to address the concerns that the Shareholder Proposal identifies, including procedures to (i) comply with state and federal laws regulating cash advances or payday loans, (ii) adhere to the best practices established by the Community Financial Services Association of America (the “CFSA”) and (iii) provide proper financial reporting and disclosure under the requirements of the SEC.

We have been in the business of providing financial services to our customers for over 25 years and have provided short-term cash advances, also known as payday loans, for nearly 12 years. Our experience has provided us an in-depth knowledge of the types of financial services that our customers want and that are suitable to their needs and their ability to repay. In our cash advance business we evaluate our customers’ ability to repay and facilitate our lending decisions by using our own proprietary credit scoring models and credit scoring models of third parties with vast experience in the cash advance industry. These credit scoring models take into account a variety of factors, including income and other information that we deem relevant. We do not make a cash advance loan if we believe a customer cannot repay it.

Cash advance lending, or payday lending, is subject to extensive regulation by both state and federal laws that have been enacted to provide consumer protection. For example, several of the state laws that govern our cash advance products create suitability standards by dictating or limiting how much we can advance to a customer based on the customer’s income and/or prior loan activity or by limiting the number of loans that our customers can receive. Many of these state laws also impose extensive licensing and disclosure requirements, limitations on rollovers and a variety of other consumer protections. These laws were vigorously debated in formal legislative processes and provide parameters deemed appropriate for residents within each state. Our cash advance products are also governed by the Truth in Lending Act and other federal laws. The Truth in Lending Act requires transparency regarding the loans that we make, including detailed disclosures of the price (including annual percentage rates and other charges) and other terms of the credit transaction. In addition, as a result of a federal law limiting the interest rate charged to military personnel, our cash advance products are not available to military personnel.

We are also a leading member of several state cash advance trade associations and the CFSA, a national association of responsible lenders that promotes cash advance legislation and regulation providing payday advance customers with substantive consumer protections while preserving their access to short-term credit options, and encourages responsible industry practices. We adhere to guidelines that the CFSA has developed as best practices to promote responsible lending practices in the payday loan industry and to ensure that our customers have complete information about their loan and are treated fairly and in compliance with the laws applicable to their loan. In order to be a member of the CFSA we must, among other things, adhere to the following guidelines set by the CFSA:

•

Fully and clearly disclosing the terms of each loan, including prominent disclosure of the service fee amount as both a dollar amount and as an annual percentage rate, as required by the Federal Truth in Lending Act and applicable state laws;

•

Providing customers who are unable to repay a loan according to its original terms an opportunity, at least once in a 12-month period, to repay the loan in installments over an extended period at no extra cost;

•	Limiting loan rollovers (or extensions of outstanding cash advances) to four, or less if required by applicable state law;

•	Requiring compliance with applicable laws, including limiting rates or fees charged to those permitted by applicable state or federal law;

•	Providing customers a one-day right to rescind any cash advance transaction without incurring any additional charges;

•	Encouraging consumer responsibility by promoting responsible use of cash advances;

•	Collecting past due amounts in a professional, fair and lawful manner, and utilizing the Federal Fair Debt Collection Practices Act as guidance for collection activities;

•	Prohibiting the taking or threatening of criminal action against a customer as a result of the customer’s check being returned unpaid or the customer’s account not being paid;

•	Participating in self-policing the industry and reporting violations of CFSA’s Best Practices to the CFSA, including agreeing to maintain and post a toll-free consumer hotline number; and

•

Requiring that lenders providing payday advances through the Internet must be licensed in each state where its payday advance customers reside and must comply with the disclosure, rollover, rate, and other requirements imposed by each such state, unless such state does not require the lender to be licensed or to comply with such provisions.

We already disclose in our SEC filings information about the performance of our cash advance portfolio, including metrics concerning loans written and the magnitude of loan losses sustained by lending to this customer group. In fact, as reported in our Annual Report on Form 10-K for 2009, in 2009 our cash advance loss provision decreased by approximately $9.9 million, or 7.0%, from 2008. This decrease demonstrates that we are actively evaluating the ability of our potential customers to repay loans and are not making loans if we do not believe repayment is likely. We believe that these disclosures provide an effective means for our shareholders to evaluate our cash advance practices and procedures. In addition, since we believe our proprietary loan scoring criteria provides us with a competitive advantage in the cash advance industry, disclosure of the information requested by the proponents could compromise that competitive advantage. Accordingly, we believe that developing and maintaining the additional reporting proposed by the Shareholder Proposal would serve mainly to impose additional time, resource and expense burdens without providing meaningful additional benefit to our shareholders.

Recent academic studies have concluded that payday lending is beneficial to customers and provides them a valuable credit alternative that, if taken away, could cause economic and personal harm. The study cited in the Shareholder Proposal found that approximately 89% of payday loan customers were satisfied (which ranged from partially satisfied to very satisfied) with their decision to obtain a payday loan to meet their financial needs and that very few payday loan customers felt that payday loans were a “debt trap.” The study also found that approximately 98% of payday loan customers reported that they knew the finance charge for the payday loan they had obtained.

In addition, a study conducted by the Federal Deposit Insurance Corporation (the “FDIC”) in November 2008 found that the per annum costs of overdraft fees charged by FDIC-regulated institutions were significantly more expensive than cash advance products when the FDIC tested overdraft fees against the same annual percentage rate calculation applied to cash advance products. A November 2007 report prepared by staff members of the Federal Reserve Bank of New York also concluded that consumers in areas without access to payday loans experience increased credit problems and financial distress, including more bounced checks, more problems with debt collectors and increases in Chapter 7 bankruptcies. We believe our products provide a valuable tool to our customers to meet their financial needs and avoid these types of distress.

We are proud of our record in providing financial services to persons for whom traditional lending sources are unavailable or unsuitable. We believe that our products provide a valuable and cost-effective credit alternative to our customers. Due to the procedures and controls already in place to address the concerns that the Shareholder Proposal identifies, and for the reasons set forth above, the Board of Directors recommends a vote against this proposal.

The Board of Directors unanimously recommends a vote AGAINST this proposal.

BOARD STRUCTURE, CORPORATE GOVERNANCE MATTERS

AND

DIRECTOR COMPENSATION

Committees of the Board of Directors and Meetings

Our Board of Directors has three standing committees: the Audit Committee, the Management Development and Compensation Committee (the “Compensation Committee”) and the Nominating and Corporate Governance Committee. Committee members are named below. All members of the three standing committees are independent directors.

Audit Committee	Management Development and Compensation Committee	Nominating and Corporate Governance Committee
Daniel E. Berce (chair)	James H. Graves (chair)	Timothy J. McKibben (chair)
James H. Graves	Daniel E. Berce	B.D. Hunter
Timothy J. McKibben	B.D. Hunter	Alfred M. Micallef

Audit Committee. The Audit Committee’s function is to provide business, financial and accounting oversight at the Board level, along with advice, counsel and direction to management and the independent registered public accounting firm on the basis of information it receives from, and discussions with, management and the independent registered public accounting firm. The Audit Committee’s primary responsibilities include:

•

overseeing management’s conduct of our financial reporting process and systems of internal accounting and financial controls to assist the Board of Directors in fulfilling its oversight responsibilities relating to (i) our accounting and financial reporting processes and the integrity of its financial statements; (ii) the audits of our financial statements and the appointment, compensation, qualifications, independence and performance of our independent registered public accounting firm; (iii) our compliance with legal and regulatory requirements; and (iv) the performance of our internal audit function and internal control over financial reporting;

•	serving as an independent and objective party to monitor our financial reporting process and internal control system;

•	reviewing our financial statements, earnings releases, financial reporting and accounting policies and accounting principles with management and the independent registered public accounting firm;

•	reviewing and appraising the audit efforts of our independent registered public accounting firm;

•	providing an open avenue of communication among the independent registered public accounting firm, financial and senior management, the internal audit function and the Board of Directors;

•

reviewing and discussing with management (i) our major financial risk exposures and the steps management has taken to monitor and control such exposures and (ii) policies with respect to risk assessment and risk management;

•	preparing and approving the Audit Committee Report required by the SEC to be included in our annual proxy statement; and

•	reviewing the adequacy of the Audit Committee charter on an annual basis.

The Board of Directors has determined that all members of the Audit Committee are financially literate within the meaning of the NYSE listing standards and that both Mr. Berce and Mr. Graves qualify as “audit committee financial experts” within the meaning of SEC regulations.

Management Development and Compensation Committee. The Compensation Committee’s primary responsibilities include:

•

reviewing and approving the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and setting the Chief Executive Officer’s compensation level based on that evaluation;

•	reviewing and approving non-Chief Executive Officer executive management compensation;

•

reviewing and approving employment, separation and severance agreements and other compensatory contracts, arrangements, perquisites and payments with respect to the Chief Executive Officer and reviewing and making recommendations to the Board of Directors regarding such agreements, contracts, arrangements, perquisites and payments with respect to our other executive officers.

•	overseeing and administering our incentive compensation plans and equity-based plans;

•	granting awards under the Cash America International, Inc. First Amended and Restated 2004 Long-Term Incentive Plan, as amended (the “LTIP”);

•	developing and overseeing our succession planning and leadership development efforts;

•

reviewing and discussing with management the Compensation Discussion and Analysis disclosure required to be included in our annual proxy statement or Annual Report on Form 10-K filed with the SEC, and based on this review and discussion, determining whether to recommend to the Board that the Compensation Discussion and Analysis disclosure be included in our annual proxy statement or Annual Report on Form 10-K;

•	preparing and approving an annual Compensation Committee Report required by the SEC to be included in our annual proxy statement or Annual Report on Form 10-K; and

•	reviewing the adequacy of the Compensation Committee charter on an annual basis.

Pursuant to its charter, the Compensation Committee may delegate to one or more executive officers of the Company designated by the Compensation Committee the authority to make grants of options, restricted stock or restricted stock units (“RSUs”) under our equity incentive plans, including the LTIP, to eligible individuals other than directors and executive officers, provided that the Compensation Committee shall have fixed the exercise price or a formula for determining the exercise price for each grant, approved the vesting schedule, authorized any alternative provisions as are necessary or desirable to facilitate legal compliance or to ensure the effectiveness or tax-qualified status of the award under the laws of the United States or under the laws of countries outside the United States when grants are made to non-U.S. employees, approve the form of documentation evidencing each grant, and determine the number of shares or the basis for determining such number of shares by position, compensation level or category of personnel. Any officer to whom such authority is delegated is required to regularly report to the Compensation Committee the grants so made.

See “Executive Compensation – Compensation Discussion and Analysis” for further discussion of the Compensation Committee’ policies and procedures.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s primary responsibilities include:

•	overseeing the director nomination process, including considering, reviewing and recommending to the Board of Directors qualified candidates to become directors;

•	developing and recommending corporate governance principles and practices, including determining director independence and overseeing other matters of corporate governance;

•	making recommendations to the Board of Directors regarding committee membership and for the position of Chairperson of each committee;

•	making recommendations to the Board of Directors regarding possible changes in its size or composition;

•	overseeing the annual self-evaluation process of the Board of Directors and each of its committees; and

•	reviewing the adequacy of the Nominating and Corporate Governance Committee charter on an annual basis.

Meetings. During 2009 the Board of Directors and each of its committees held the following meetings and acted by unanimous written consent as follows:

•	the Board of Directors held five meetings and acted by unanimous written consent once;

•	the Audit Committee held five meetings;

•	the Compensation Committee held five meetings and acted by unanimous written consent three times;

•	the Nominating and Corporate Governance Committee held four meetings; and

•	the non-management members of the Board of Directors held four executive sessions.

In 2009, all directors attended 75% or more of meetings of the Board of Directors and committees on which they serve, and all directors also attended our 2009 Annual Meeting of Shareholders. While we do not have a formal policy requiring them to do so, we encourage our directors to attend the Annual Meeting of Shareholders and expect that they will.

Corporate Governance

The Board of Directors has adopted:

•	a Code of Business Conduct and Ethics to govern the conduct of all of the officers, directors and employees of the Company;

•	Corporate Governance Principles, which detail the functions, activities and administration of the Board of Directors and its committees; and

•	charters for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

You can access the Code of Business Conduct and Ethics, Corporate Governance Principles, and committee charters on the Investor Relations portion of our website at www.cashamerica.com under “Corporate Governance Documents.” You may also request printed copies from the Corporate Secretary.

Chairman, Chief Executive Officer and Presiding Outside Director

The roles of Chairman and Chief Executive Officer are separate positions within the Company. Mr. Daugherty, the Company’s founder and former Chief Executive Officer, serves as our Chairman, and Mr. Feehan serves as our Chief Executive Officer. We separate the roles of Chairman and Chief Executive Officer in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and presides over meetings of the Board of Directors.

In accordance with our Corporate Governance Principles, the Chair of the Nominating and Corporate Governance Committee serves as presiding outside director because the Chairman is not independent. The presiding outside director, in consultation with the Chief Executive Officer and the Chairman, sets the agenda for meetings of the Board of Directors. Additionally, the presiding outside director coordinates the activities of the non-management directors and chairs executive sessions of the non-management directors.

Risk Oversight

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board of Directors regularly receives reports from senior management on areas of material risk to the Company, including our credit, liquidity, operational and legal and regulatory risks. Pursuant to its charter, the Audit Committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, and it also meets periodically with management to discuss risk assessment and risk management. In addition, the Compensation Committee oversees the management of risks relating to our executive and non-executive compensation plans and arrangements, and the Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee oversees certain risks and the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Director Nominations

Director Qualifications and Diversity. The full Board of Directors is responsible for selecting persons to fill vacancies on the Board of Directors and recommending candidates for election by the shareholders. The Board of Directors has delegated the process of considering candidates to the Nominating and Corporate Governance Committee who selects candidates in accordance with our Corporate Governance Principles. Candidates for election or appointment to the Board are selected for their character, judgment, business experience and acumen. Financial expertise, independence and familiarity with national and international issues affecting the business are among the relevant criteria. Our Corporate Governance Principles also require that a majority of the Board of Directors meet the NYSE’s listing standards for independence criteria.

In accordance with our Corporate Governance Principles, in assessing potential new directors the Nominating and Corporate Governance committee considers individuals from various disciplines and diverse backgrounds so that the Board of Directors has a broad diversity of experience, professions, skills and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

In accordance with our Corporate Governance Principles and upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors may establish additional qualifications and criteria for Board membership from time to time. The Nominating and Corporate Governance Committee also evaluates, on an ongoing basis, all directors and director candidates based on the criteria used in selecting new directors and seeks to ensure that specific talents, skills and other characteristics that are needed to increase the Board of Director’s effectiveness are possessed by an appropriate combination of directors.

Shareholder Nominations. The Nominating and Corporate Governance Committee will evaluate any director candidates recommended by a shareholder according to the same criteria as a candidate identified by the Nominating and Corporate Governance Committee.

Any shareholder entitled to vote in the election of directors at our Annual Meeting of Shareholders may nominate persons for election as directors of the Company at such meeting. Any shareholder who intends to nominate a director at our Annual Meeting of Shareholders must notify our Corporate Secretary in writing at the address set forth at the beginning of this proxy statement of such intent in a timely manner in accordance with our Bylaws. In accordance with the advance notice provisions of our Amended and Restated Bylaws that became effective January 1, 2010, to be timely, director nominations must be delivered to or mailed and received by the Secretary of the Company not less than 70 days nor more than 100 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders. However, in the event that the date of the Annual Meeting is advanced more than 30 calendar days prior to such anniversary date or delayed more than 60 calendar days after such anniversary date, then to be timely such notice must be received by the Company on or before the later of (i) 70 calendar days prior to the date of the meeting or (ii) the tenth day following the day on which public announcement of the date of the meeting was made. The notice must include:

•

as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•

as to the shareholder giving the notice: (i) the name and address, as they appear on the Company’s books, of (a) such shareholder and (b) (1) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (2) any beneficial owner of shares of stock of the Company owned of record or beneficially by such shareholder and (3) any person controlling, controlled by or under common control with any person described in clauses (i)(b)(1) through (2) above (collectively, a “Shareholder Associated Person”); and (ii) (a) the class and number of shares of the Company that are held of record or are beneficially owned by such shareholder and by any Shareholder Associated Person with respect to our securities and, if applicable, (b) a description of (1) any proxy, contract, arrangement, understanding or relationship pursuant to which the shareholder or any Shareholder Associated Person has a right to vote any securities of the Company, (2) any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder or any Shareholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the shareholder or any Shareholder Associated Person with respect to securities of the Company, and a representation that the shareholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed.

Within such time period for providing notice, the shareholder nominee must also deliver to the Secretary of the Company, at the address set forth at the beginning of this proxy statement, a written response to a questionnaire that will be provided by the Secretary of the Company with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with, applicable law and all applicable publicly disclosed corporate governance, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies and guidelines of the Company.

2009 Director Compensation

Each director, including Mr. Feehan, receives a $6,250 quarterly retainer and a meeting fee of $2,000 per Board meeting attended. Each of our directors, other than Mr. Feehan, also receive an annual grant of RSUs having a value of $60,000. The Audit Committee chair receives an additional annual retainer of $6,500, and the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each receive additional annual retainers of $5,000. All committee members receive meeting fees of $1,250 for each committee meeting attended. In addition, the Company reimburses all directors for reasonable out-of-pocket expenses incurred in connection with their service as directors.

The Board of Directors has authorized increases in the compensation of directors so that at the April 2010 Board meetings, the quarterly retainer each director will receive will be increased to $8,750 and the value of the annual grant of RSUs will be increased to $80,000. All other compensation for the Board of Directors will remain the same in 2010.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)		All Other Compensation ($)		Total($)
Jack R. Daugherty	$31,250		$60,000		$18,808	(3)	$110,058
Daniel R. Feehan		(4)		(4)		(4)		(4)
Daniel E. Berce Chairman of the Audit Committee	$51,250		$60,000		—		$111,250
Albert Goldstein	$24,750		$60,000		—		$84,750
James H. Graves Chairman of the Compensation Committee	$49,000		$60,000		—		$109,000
B. D. Hunter	$38,500	(5)	$60,000		—		$98,500
Timothy J. McKibben Chairman of the Nominating and Corporate Governance Committee	$48,000		$60,000		—		$108,000
Alfred M. Micallef	$36,000		$60,000		—		$96,000

(1)	The amounts shown represent the grant date fair value in compliance with Financial Accounting Standards Board Accounting Standards Codification 718-10-30, Compensation – Stock Compensation (“ASC 718”), for RSU awards under the LTIP.

(2)

On April 22, 2009, the Company granted 2,746 RSUs to all directors except Mr. Feehan. These RSUs were valued at $21.85 per share, the closing price of our common stock on the day preceding the grant date. The aggregate market price of each director’s RSUs was $60,000. One-fourth of the RSUs vest on each of the first four grant date anniversaries, except that after the 360 th day following the grant date, any unvested RSUs for directors who have served on the Board of Directors for five or more years will automatically become fully vested if such director’s service with the Board of Directors is terminated. In addition, all unvested RSUs granted in 2009 will automatically vest if the director’s service to the Board of Directors terminates as a result of his death. All directors, other than Messrs. Berce and Goldstein, have served on our Board of Directors for more than five years. Each vested RSU entitles the director to receive one share of our common stock upon his departure from the Board of Directors. The number of unvested RSUs (excluding unvested RSUs that would automatically vest upon the director’s termination of service for any reason other than death) held by each of the directors at December 31, 2009 was 2,746 for Messrs. Daugherty, Goldstein, Graves, Hunter, McKibben and Micallef and 4,222 for Mr. Berce.

(3)	Includes health care benefits, health care insurance premium reimbursements and insurance premiums paid by the Company.

(4)	Mr. Feehan’s compensation, including director fees, is reported in the Summary Compensation Table later in this proxy statement.

(5)

Mr. Hunter elected to defer his compensation. Non-employee directors may elect to defer all or part of their cash compensation in a calendar year pursuant to the terms of our LTIP. Deferred amounts are converted into shares of our common stock based on the closing price of the common stock on the last trading day of the month in which the cash compensation is earned. Based on an election made by the non-employee director, the non-employee director is entitled to receive the common stock in a lump sum or annual installments upon (a) separation of service from the Board of Directors for any reason or (b) the later of (i) the director’s 65th birthday or (ii) separation from service from the Board of Directors for any reason.

Director Independence

As part of our Corporate Governance Principles, the Board of Directors has established a policy requiring a majority of the members of the Board of Directors to satisfy the independence requirements of the NYSE listing standards. In accordance with these standards and our policy, the Board of Directors affirmatively determines the independence of each director and nominee for election as a director.

When considering a director’s or nominee’s independence, the Board of Directors considers all relevant facts and circumstances that could affect the director’s or nominee’s independence. The Board of Directors also considers all commercial, banking, consulting, legal, accounting, charitable or other business or familial relationships the individual or members of the individual’s family may have with us. In particular, the Board of Directors considered the ownership of six Cash America pawn shop franchises directly or indirectly controlled by B. D. Hunter and members of his family, the franchise agreements for which were terminated in late 2009. The Board also considered Mr. Graves’ relationship with an affiliate of Texas Capital Bank, a lender under our credit facility with Wells Fargo Bank, N.A., when evaluating their independence.

Based on these standards and considerations, the Board of Directors has determined that each of our current directors, other than Messrs. Daugherty, Feehan and Goldstein, is independent under the NYSE’s listing standards and applicable rules and regulations of the SEC. The Board of Directors also determined that Daniel R. Feehan, our President and Chief Executive Officer, Jack R. Daugherty, our Chairman of the Board of Directors and former Chief Executive Officer, and Albert Goldstein, the former President of our Internet Services Division, are not independent under these rules.

Transactions with Related Persons

Policy. Our written related person transaction policy, which we adopted in July 2007, governs the review of any transaction, or series of transactions, involving amounts greater than $60,000 in which a director, director nominee, executive officer, 5% shareholder, members of their immediate families, or any entity of which any such person or any member of their immediate family is an officer, director or 5% shareholder (each, a “related person”) has a direct or indirect material interest. The policy does not cover transactions or series of transactions that are available to all Company employees generally or that involve less than $60,000.

The Nominating and Corporate Governance Committee, or another Board of Directors committee comprised of at least three independent directors who are not involved in the transaction, must approve, ratify or refer to the full Board of Directors related person transactions involving amounts from $60,000 to $120,000. For transactions involving amounts greater than $120,000, the Nominating and Corporate Governance Committee, or such other committee that has reviewed the transaction, will make a recommendation to the full Board of Directors concerning related person transactions and the full Board of Directors will then ratify, approve or disapprove of such transaction. A director may not participate in the review or approval of any transaction involving himself or any of his affiliates or family members. In addition, if shareholder approval is required under NYSE rules, our articles of incorporation or applicable law for any related person transaction, our related person transaction policy requires us to seek shareholder approval for such transaction.

If it is impractical or undesirable to wait until a Board of Directors or a committee meeting to consummate a related person transaction involving $120,000 or less, the Nominating and Corporate Governance Committee chair may review and approve the transaction pursuant to the criteria set forth in the related person transaction policy. Another Nominating and Corporate Governance Committee member may review and approve the transaction if the chair is unavailable or if he, a family member or an affiliate is a party to the transaction. Such approval shall be reported to the Board of Directors at its next regularly scheduled meeting.

In evaluating a related person transaction, the Board of Directors, applicable committee or director shall determine whether the transaction is fair and reasonable to the Company or any applicable subsidiary. We are not required to obtain a fairness opinion or other third-party support or advice regarding the transaction’s fairness, but the Board of Directors or committee or director reviewing the transaction has the discretion to do so. A related person transaction must also comply with our Code of Business Conduct and Ethics and any other applicable policy.

We may employ a member of an executive officer’s or director’s immediate family, if such employment is in the ordinary course of business and is consistent with the employment, compensation and termination policies and practices applicable to our other similarly situated employees. We must notify the Nominating and Corporate Governance Committee of such employment within a reasonable period after such person commences employment.

Transaction. During 2009, the Company did not participate in any transactions involving amounts exceeding $120,000 and in which any director, nominee for election as director, executive officer, beneficial owner of more than 5% of our voting stock, or members of their immediate families or their affiliates had a direct or indirect material interest, except the following: From September 2006 through August 2007, Mr. Goldstein, a director of the Company, served as the Executive Vice President of Internet Lending for the Company and from August 2007 until October 2008, Mr. Goldstein served as the President of our Internet Services Division. Mr. Timothy Ho was appointed as the President of our Internet Services Division in October 2008 and he has been employed by the Company since 2006. Prior to joining the Company in conjunction with our acquisition of substantially all of the assets of The Check Giant, LLC (“TCG”), d/b/a CashNetUSA, Mr. Goldstein was part-owner and the President and Chief Executive Officer of TCG, and Mr. Ho was an employee of TCG. The owners of TCG have distributed to former TCG owners and certain former employees, including Mr. Goldstein (or affiliates he controls) and Mr. Ho, a portion of the proceeds of the initial purchase price and subsequent supplemental payments that the Company has paid to the sellers in connection with our September 2006 acquisition of substantially all of the assets of TCG. The sellers have made such distributions pursuant to rights that such owners and employees received from the sellers of TCG prior to the acquisition. Although the Company did not determine which of TCG’s former owners and employees receive such distributions or the amount or timing of such distributions, the Company is aware that since the September 2006 acquisition (a) Mr. Goldstein has received an aggregate of approximately $31.3 million in such distributions from the TCG sellers, of which $5.9 million was received in 2009, and (b) Mr. Ho has received an aggregate of approximately $1.1 million in such distributions from the TCG sellers, of which $0.2 million was received in 2009. The Company paid the final supplemental payments and purchase price adjustments to the sellers in 2009, and no additional future payments are required. Information about Mr. Ho’s compensation in 2009 can be found under “Executive Compensation.” Amounts received by Mr. Ho from the TCG sellers have not been included in the Summary Compensation Table because they were not paid to him by the Company.

Procedure for Contacting Directors

You may communicate with the Board of Directors or with a specific director at any time by writing to the Board of Directors or that director at our address, 1600 West 7th Street, Fort Worth, Texas 76102, c/o the Corporate Secretary. We will forward all such messages that we receive and any other message that reasonably appears to be about a matter of shareholder interest and is intended for communication to the Board of Directors. We will send communications to the director to whom they are addressed as soon as practicable. We will forward messages addressed to the whole Board of Directors or to the non-management directors to the Chairman of the Nominating and Corporate Governance Committee. Because there are other appropriate avenues of communication, we will not forward messages not addressed to the Board of Directors or to any director regarding matters that are not of shareholder interest, such as general business complaints or employee grievances. The Secretary has the discretion to forward these communications to appropriate persons within the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Our common stock, par value $0.10 per share, is our only outstanding class of equity securities.

Securities Owned by Principal Shareholders

The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities known by us to beneficially own 5% or more of our outstanding common stock. The information regarding beneficial ownership of common stock by the entity identified below is included in reliance on a report filed by the entity with the SEC, except that the percentage is based upon our calculations made in reliance upon the number of shares reported to be beneficially owned by the entity in such report and the number of shares of our common stock outstanding on March 29, 2010.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	2,189,368	(1)	7.4%

Eagle Asset Management, Inc. 880 Carillon Parkway St. Petersburg, FL 33716	2,119,910	(2)	7.2%

NFJ Investment Group LLC 2100 Ross Avenue, Suite 700 Dallas, TX 75201	1,606,100	(3)	5.4%

Earnest Partners, LLC 1180 Peachtree St. NE, Suite 2300 Atlanta, GA 30309	1,527,642	(4)	5.2%

(1)	According to a Schedule 13G filed with the SEC on January 29, 2010, Blackrock, Inc. has sole voting power with respect to 2,189,368 shares and has the sole right to dispose of all 2,189,368 shares.

(2)	According to a Schedule 13G/A filed with the SEC on March 30, 2010, Eagle Asset Management, Inc. has sole voting power with respect to 2,119,910 shares and has the sole right to dispose of all 2,119,910 shares.

(3)	According to a Schedule 13G filed with the SEC on February 12, 2010 jointly by NFJ Investment Group LLC (“NFJ”) and three related entities, the related entities may be deemed to beneficially own the shares reported in the table under Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The Schedule 13G was filed by NFJ, Allianz Global Investors Management Partners LLC (“AGIMP”), Nicholas-Applegate Capital Management LLC (“NACM”) and Oppenheimer Capital LLC (“OpCap”). NACM, OpCap and NFJ are wholly-owned subsidiaries of AGIMP. NFJ has sole voting power with respect to 1,606,100 shares and the sole right to dispose of all 1,606,100 shares.

(4)	According to a Schedule 13G/A filed with the SEC on February 9, 2010, Earnest Partners, LLC has sole voting power with respect to 602,119 shares, shared voting power with respect to 334,482 shares and has the sole right to dispose of all 1,527,642 shares.

Securities Owned by Officers and Directors

The following table sets forth information about the beneficial ownership of our outstanding common stock as of March 29, 2010 (unless otherwise noted) by our directors, executive officers and former executive officers whose compensation is disclosed under “Executive Compensation” in this proxy statement and all directors and executive officers as a group.

	Shares Beneficially Owned
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)(3)		Percent of Class(2)
Daniel E. Berce	8,039		*
Jack R. Daugherty	15,612		*
Daniel R. Feehan	332,247		1.1%
Albert Goldstein	42,307	(4)	*
James H. Graves	32,336		*
B.D. Hunter	40,932	(5)	*
Timothy J. McKibben	26,623	(6)	*
Alfred M. Micallef	10,398		*
Thomas A. Bessant, Jr.	92,275	(7)	*
Dennis J. Weese	4,414		*
Timothy S. Ho	3,255		*
J. Curtis Linscott	12,921		*
Michael D. Gaston	43,292	(8)	*
James H. Kauffman	86,382	(8)	*
All directors and executive officers as a group (12 persons)(9)	621,359	(10)	2.1%

*	Indicates ownership of less than 1.0% of our common stock

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares reported.

(2)	Except as otherwise indicated in this paragraph, the indicated percentages are based on 29,582,422 shares of common stock issued and outstanding on March 29, 2010. For those holding options and RSUs, the percentage ownership is calculated by also including as outstanding:

(a) Shares underlying options that are exercisable within sixty days of March 29, 2010, including the following:

Name	Shares Issuable Under Options Exercisable within Sixty Days
Mr. Feehan	125,000
Mr. Hunter	7,500
Mr. McKibben	7,500
Mr. Bessant	75,000
Mr. Linscott	2,500

(b) Unvested RSUs whose vesting could accelerate upon the termination of a director’s Board service if that director has served on our Board of Directors for at least five continuous years and at least 360 days after the date of the RSU grant have passed and (ii) vested RSUs whose delivery to the following officers or directors of the Company has been deferred until after the termination of their employment or Board service, as applicable:

Name	Shares Issuable within Sixty Days for Vested and Unvested RSUs that may Vest
Mr. Berce	3,039
Mr. Daugherty	10,398
Mr. Feehan	65,485
Mr. Goldstein	687
Mr. Graves	10,398
Mr. Hunter	10,398
Mr. McKibben	10,398
Mr. Micallef	10,398
Mr. Bessant	4,922
Mr. Linscott	82

(3)	The payout of certain amounts shown may be subject to delay pursuant to Section 409A of the Internal Revenue Code, as amended. Any such delay has not been considered for the purposes of this table.

(4)	This amount includes 15,000 shares held by ALG International, LLC in which Mr. Goldstein has a 33.3% interest and 25,000 shares held by ALG Holdings, LLC in which Mr. Goldstein has a 99% interest.

(5)	This amount includes 15,000 shares held by a corporation that Mr. Hunter indirectly controls. Mr. Hunter disclaims beneficial ownership of such shares.

(6)	This amount includes 6,225 shares held by Ancor Holdings, L.P. Mr. McKibben is a limited partner and a partial owner of the general partner of Ancor Holdings, L.P.

(7)	This amount includes 318 shares held by Mr. Bessant’s wife in her 401(k) plan.

(8)	Messrs. Kauffman and Gaston left the Company on January 16, 2009. The information presented is according to our records on February 24, 2009 and includes vested RSUs of 28,607 and 21,311 for Mr. Kauffman and Mr. Gaston, respectively, for which shares have not yet been issued, but does not include any unvested RSUs or options exercisable on that date because (a) all unvested RSUs that were held by each person were forfeited when they left the Company and (b) all options held by Mr. Kauffman on that date were exercised and sold during 2009 and Mr. Gaston did not hold any outstanding options on that date.

(9)	Includes all directors of the Company and all executive officers employed by the Company as of March 29, 2010.

(10)	This amount includes 343,705 shares that directors and executive officers have the right to acquire within sixty days following March 29, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that each of our executive officers and directors file reports of ownership and changes of ownership with the SEC. Based solely upon our review of the copies of such reports and written representations from each of our directors and executive officers that we have received, we believe that all of our executive officers and directors complied with these filing requirements in 2009, except Mr. Feehan inadvertently failed to timely file two Forms 4 in 2009 for the purchase of an aggregate of 82.8464 shares in his 401(k) account and Mr. McKibben inadvertently failed to timely file (a) one Form 4 in 1999 for the sale of an aggregate amount of 2,900 shares and (b) two Forms 4 in 2008 and 2009, respectively, for the transfer of an aggregate of 5,000 shares to Ancor Holdings, L.P. (Mr. McKibben is a limited partner and a partial owner of the general partner of Ancor Holdings, L.P.)

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information, as of December 31, 2009, with respect to shares of common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of shares of common stock remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders:
Cash America International, Inc. First Amended and Restated 2004 Long-Term Incentive Plan, as amended(2)	382,887	(3)(4)	—	2,184,569
Cash America International, Inc. 1994 Long-Term Incentive Plan	615,545	(5)	$9.29	—

All such plans	998,432			2,184,569
Equity compensation plans not approved by shareholders:	—		—	—
Total	998,432			2,184,569

(1)	The weighted-average exercise price does not take into account RSUs.

(2)	As a component of the awards that may be granted under the LTIP, the Company has adopted the 2008 Long Term Incentive Plan for Cash America Net Holdings, LLC (the “CashNetUSA 2008 LTIP”) as a sub-plan under the LTIP. As of December 31, 2009, 660,588 units have been granted under the CashNetUSA 2008 LTIP and no shares of our common stock have been issued under the CashNetUSA 2008 LTIP. As described further under “Executive Compensation – Compensation Discussion and Analysis – Executive Compensation Practices – Long-Term Executive Compensation – 2008 Long Term Incentive Plan for Cash America Net Holdings, LLC” some of these units may be paid in shares of our common stock if certain conditions for vesting are met and the units are held by an officer of the Company.

(3)	Represents RSUs.

(4)	Includes the maximum number of RSUs that may be issuable under performance-based RSUs granted in 2008 and 2009 if we achieve certain specified levels of improvement in earnings per share over a three-year period. See “Executive Compensation – Compensation Discussion and Analysis – Executive Compensation Practices – Long-Term Executive Compensation” for additional information about our performance-based RSUs that were issued in 2009.

(5)	Includes 164,000 RSUs.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee oversees our executive compensation policies and practices and seeks to ensure that our executive officers’ total compensation is fair, reasonable and competitive. For more information about the Compensation Committee, its authority and responsibilities, see “Board Structure, Corporate Governance Matters and Director Compensation – Committees of the Board of Directors and Meetings – Management Development and Compensation Committee” in this proxy statement.

We and the Compensation Committee follow an executive compensation policy that sets out our compensation philosophy and objectives. The policy was originally adopted by the Compensation Committee in 2003.

Throughout this proxy statement, we refer to our Chief Executive Officer, Chief Financial Officer and the other individuals included in the Summary Compensation Table as “named executive officers.”

Compensation Philosophy and Objectives

We believe that compensation should be performance-based and competitive in the market and industries where we compete for talent. We also believe that we should provide our executives with compensation that is closely linked to our shareholders’ financial interests and that reflects each executive’s contributions to enhancing the value of our shareholders’ investment in our Company. In addition, we believe in pay for performance without excessive risk.

Our compensation objectives are:

•	Attracting, motivating and retaining the highest quality executives;

•	Reinforcing our business strategies, corporate culture and management process;

•	Compensating for results, while aligning executive short- and long-term interests with those of our shareholders;

•	Providing a disciplined and flexible administration that is easily communicated and understood and that encourages consistent expectations across the organization;

•	Establishing competitive base salary ranges with midpoints at the 50th percentile of our competitive group described more fully below;

•	Targeting competitive short-term incentives at the 60th percentile of our competitive group and paid at the 75th percentile for outstanding performance;

•	Providing competitive benefits and perquisite programs to senior management, targeted at the 50th percentile of our competitive group; and

•	Encouraging the appropriate amount of risk to be taken by our officers and employees to achieve sustained long-term growth while discouraging short-term high risk activities.

Executive Compensation Practices

The principal elements of our executive compensation are:

•	Base salary;

•	A performance-based annual incentive award paid in cash;

•	Long-term equity-based incentive compensation awards that are both performance- and time-based;

•	Retirement plans; and

•	Health, insurance and other benefits also available to employees generally, and certain additional benefits available to officers.

In general, the proportion of an executive officer’s compensation that is at risk and subject to achieving incentive targets increases with the executive’s position and responsibility within the Company.

When making decisions about each compensation element, the Compensation Committee reviews the overall compensation we pay to our executive officers. It also reviews and considers the competitive market for executives and compensation levels and compensation components provided by companies with whom we compete for executive talent. The companies used in these comparisons are principally retail organizations, our direct competitors, other financial services firms and non-manufacturing service companies, companies with similar revenues and market capitalization and companies in the Dallas/Fort Worth, Texas market.

Compensation Committee’s Role in Establishing Compensation. The Compensation Committee approves, or recommends to the independent members of the Board of Directors for approval, all compensation decisions for our executive officers, including grants of equity awards. The Compensation Committee believes that one of its key functions is to help ensure that our executives are fairly compensated based upon their performance and contribution to our growth and profitability and that its compensation decisions support our compensation philosophy and objectives, as well as shareholder interests. The Compensation Committee chair sets the agenda for all committee meetings, with input from management.

Management’s Role in Establishing Compensation. Our Chief Executive Officer and our Vice President – Compensation and Benefits are the primary management contacts for the Compensation Committee chair. Our Vice President – Compensation and Benefits monitors our executive compensation and from time to time makes suggestions to the Compensation Committee for changes to the compensation program.

In 2009, our Chief Executive Officer, Vice President – Compensation and Benefits and General Counsel attended Compensation Committee meetings to discuss matters under consideration by the committee and to answer questions regarding those matters. The Compensation Committee also met regularly in executive session without members of management present.

Our Chief Executive Officer recommends to the Compensation Committee changes in compensation for other executive officers based on an assessment of each individual’s responsibilities and contribution to our results and potential for future contributions to our success. Neither the Chief Executive Officer nor other executive officers are directly involved in recommendations of changes in the Chief Executive Officer’s compensation.

Employment and Severance Agreements. The Company does not have employment agreements with any of its named executive officers, except Mr. Feehan. In April 2008, Mr. Feehan’s employment agreement expired by its terms, and the Compensation Committee determined that, in light of Mr. Feehan’s successful past leadership of the Company and its consistent pattern of strong year-over-year improvement in earnings and performance, it was appropriate that the Company enter into a new employment agreement with Mr. Feehan for a five year term, beginning May 1, 2008 and ending April 30, 2013.

The Company has entered into Executive Change-in-Control Severance Agreements with the other named executive officers. These agreements are designed to promote stability and continuity of senior management. Information about payments provided for the named executive officers under these agreements and Mr. Feehan’s employment agreement is provided under the heading “Potential Payments Upon Termination or Change-in-Control.”

2009 Review. In its 2009 compensation review for each of the named executive officers, the Compensation Committee compared the base salaries, short term incentives, long term incentives and perquisites/supplemental benefits for each named executive officer to persons holding comparable positions with similar duties at other publicly-traded companies using publicly available compensation information. While our compensation philosophy and objectives set forth above state that we target compensation within certain percentiles, the Compensation Committee did not hire an outside compensation consultant in 2009 to prepare a formal survey and did not use comparison information to establish named executive officer compensation within a certain percentile. Rather, in light of current market conditions, the Compensation Committee requested that the Vice President – Compensation and Benefits prepare comparison information so that the Compensation Committee could determine whether our compensation was reasonable within the market for which we compete for talent. Due to the economic environment existing during the last half of 2008 and continuing in 2009, the Compensation Committee determined that material changes to the current executive compensation would not be appropriate. However, the Compensation Committee did feel that some adjustments based on individual performance and contributions to the Company were warranted in order to keep the compensation levels in line with relevant positions at peer companies and the broader market in which we compete for talent.

In its review of Messrs. Feehan, Bessant and Weese’s compensation, the Compensation Committee used the following companies for comparison purposes:

• Advance America, Cash Advance Centers, Inc.	• QC Holdings, Inc.
• Advanta Corp.	• Radio Shack Corp.
• AmeriCredit Corp	• Rent-A-Center, Inc.
• Dollar Financial Corp.	• SWS Group, Inc.
• EZCORP, Inc.	• Tuesday Morning Corporation
• Pier One Imports, Inc	• World Acceptance Corporation
• Penson Worldwide, Inc.	• Zale Corp.

In its review of the compensation of Mr. Ho, the President of our Internet Services Division, and Mr. Linscott, our General Counsel, the Compensation Committee found that the above listed companies did not have sufficient comparison data for individuals holding similar positions with similar duties. Thus, the Compensation Committee used broader market survey data for comparable positions at Financial Services and Internet Commerce/Technology companies with annual revenues between $250 million and $750 million for comparison purposes when reviewing Mr. Ho’s compensation. The Compensation Committee also used broader market survey data for comparable positions at financial services companies with annual revenues between $1 billion and $3 billion for comparison purposes when reviewing Mr. Linscott’s compensation. Because Messrs. Gaston and Kauffman were only employed by the Company through January 16, 2009, the Compensation Committee did not perform comparison reviews for their compensation packages and did not award them base salary increases or additional incentive compensation for 2009.

In determining compensation for our named executive officers, including the Chief Executive Officer, the Compensation Committee considers each element of the executive officers’ compensation and how that element fits into the officers’ compensation package as a whole. The Compensation Committee tries to achieve a balance of short-term compensation, including base compensation and short-term incentive compensation, with long-term compensation. In assessing the named executive officer’s compensation package, the Compensation Committee considers how much of the overall compensation package is at risk, or subject to achieving certain Company financial targets on both a short-term basis and a long-term basis. The Compensation Committee utilizes both short-term incentive compensation and the awarding of stock awards, including time-based and performance-based RSUs (as discussed more fully below), to link management’s compensation to shareholder interests so that our executives receive pay for their performance on both a short-term and long-term basis.

Base Salary. The Compensation Committee annually reviews Mr. Feehan’s base salary along with the other named executive officers’ base salaries. The base salaries are determined according to the named executive officer’s current and prior roles within the Company, the knowledge and skill required to fulfill the roles, their management and leadership effectiveness over the performance period in combination with any material change in the scope and complexity of their responsibilities and the competitive marketplace.

In its mid-2009 review of Mr. Feehan’s compensation and performance, the Compensation Committee evaluated our accomplishments under Mr. Feehan’s leadership. During 2009, Mr. Feehan’s strong leadership allowed the Company to further expand its online short-term cash advance business internationally into Canada and Australia and achieve improved year-over-year earnings despite a challenging economic environment and legislative changes affecting our short-term cash advance business in Florida, Ohio, Minnesota and Pennsylvania. Despite his outstanding performance in advancing new business models during a challenging economic environment, at Mr. Feehan’s request, the Compensation Committee did not make any adjustments to Mr. Feehan’s base salary during 2009. (The Compensation Committee also did not make any adjustments to Mr. Feehan’s base salary in 2008.)

In determining salary increases for each of our other named executive officers who were employed with the Company in July 2009, the Compensation Committee performed a qualitative review of each named executive officer’s performance that was based on the Compensation Committee’s subjective judgment. In performing their review, the Compensation Committee considered a qualitative assessment made by the Chief Executive Officer of the performance of each of our named executive officers that took into account each named executive officer’s breadth of responsibilities (or increased breadth of responsibilities in some cases), impact on financial and operational results over the prior year, leadership within the Company, accomplishments that affected our performance and achievement of goals throughout the year. Based on general market conditions and individual performance, in July 2009 a merit increase was awarded to each of the named executive officers as follows:

Name	Increased to:	Increased from:	Percentage Increase:
Mr. Feehan	$700,000	$700,000	—
Mr. Bessant	$397,000	$383,400	3.5%
Mr. Ho	$359,000	$350,000	2.6%
Mr. Weese	$363,000	$350,000	3.7%
Mr. Linscott	$257,000	$250,000	2.8%

Short-Term Incentive Compensation.

Overview. Our Short-Term Incentive Plan (“STI plan”) is a broad-based incentive plan that provides our named executive officers and certain other employees the opportunity to earn annual short-term incentive-based cash awards (“STI awards”). The STI awards are based on the achievement of financial objectives and other factors that the Compensation Committee may determine. No Company employee has any contractual right to receive an STI award.

At its first meeting of the year, usually held in January, the Compensation Committee determines whether it intends to make STI awards for the current year. If it elects to make such awards, it then designates the employees who are eligible to participate in the STI plan and approves the criteria for calculating the awards, or the terms and conditions of the STI awards. When establishing the terms and conditions of the annual STI awards, the Compensation Committee reviews performance goals for the Company and each of its business units for the current year, establishes an aggregate target amount as an STI award pool from which STI awards would be paid if the financial objectives are met and sets target STI award amounts, expressed as a percentage of base salary, for the named executive officers and other employees of the Company. The Compensation Committee has the sole discretion of whether to pay STI awards after the end of the year and whether to pay the awards in accordance with the goals set at the beginning of the year or to base the awards on such other factors that the Compensation Committee may determine.

At its first meeting the following year, the Compensation Committee determines whether to pay the STI awards and the amount of the actual awards to be paid. In making the determination of whether to pay STI awards, the Compensation Committee evaluates the performance of the Company on a consolidated basis as well as the performance of each of our business units and determines to what extent the Company achieved the year’s financial and performance goals. It also determines whether and to what extent it will exercise its discretion to award amounts greater or less than the target STI award amounts based on, among other things, earnings performance, achievement of non-financial objectives, the degree of difficulty in achieving the goals, changes in circumstances within the industry or other factors. The Compensation Committee also determines whether to include or exclude additional events that affect the financial goals, such as non-operating gains or losses, unplanned acquisitions or dispositions or regulatory changes to products or related costs in determining the amount of the STI awards to be paid.

2009 STI Awards. Our 2009 STI plan was based on an earnings before taxes (“EBT”) target for the Company on a consolidated basis that was set by the Compensation Committee in January 2009 (“EBT Target”). Before any awards could be paid under the STI plan, the Company had to exceed a threshold EBT (the “EBT Threshold”) (as more fully described below). If the Company’s EBT was equal to or less than the EBT Threshold, an STI award pool would not be available and STI awards would not be paid unless the Compensation Committee determined otherwise. If the EBT Threshold was exceeded, then an STI award pool would be created. The STI award pool would increase ratably up to 100% of the award targets if the Company reached its 2009 EBT Target. If the Company’s 2009 EBT exceeded the 2009 EBT Target, the Compensation Committee had the discretion to increase the STI award pool above the targeted payout amount. Once the STI award pool was created, 60% of the STI awards that participants were eligible to receive could be paid and 40% of the STI awards participants were eligible to receive would remain subject to the discretion of the Compensation Committee with respect to payment based upon a recommendation by the Chief Executive Officer that would reflect his views of our achievement of goals and financial performance.

The 2009 STI awards for our Chief Executive Officer, Chief Financial Officer and General Counsel were based on our 2009 EBT, and the 2009 STI awards for the President of our Retail Services Division and the President of our Internet Services Division were tied to a combination of our 2009 EBT and to the contribution to earnings from their respective business units. The target percentage (the “Targeted Award”) of each employee’s base salary that could be payable as an STI award for each of the named executive officers if the targeted financial goals are achieved under the 2009 STI plan is 100% for Mr. Feehan and 60% for Messrs. Bessant, Ho, Weese and Linscott.

The 2009 EBT Threshold was $132.8 million (which was our 2008 income before income taxes). The 2009 EBT Target for the Company was $154.4 million. During 2009, the Company achieved an EBT of $154.7 million (the “2009 EBT”), which was in excess of the 2009 EBT Target. The Compensation Committee awarded payments equal to 109.8% of the Targeted Awards for Messrs. Feehan, Bessant and Linscott. In making its determination to pay amounts in excess of the Targeted Awards to Messrs. Feehan, Bessant and Linscott and to Mr. Weese for the portion of his Targeted Award that was tied to the Company’s 2009 EBT (as more fully described below), the Compensation Committee considered their roles in the leadership team for the entire Company that contributed to our success and growth in 2009, including the integration of a significant sized business acquired in late 2008, the expansion of our online short-term cash advance business into two international markets, the introduction of new products and services in our storefront cash advance locations and our improved year-over-year earnings despite a challenging economic, legislative and regulatory environment.

Mr. Weese’s 2009 STI Targeted Award was based 50% on our achievement of the 2009 EBT Target (as described above) and 50% (the “Retail Services Profitability Component”) on the achievement of profitability for the Retail Services Division (“Retail Services Profitability”), a measure that is not calculated in accordance with generally accepted accounting principles (“Non-GAAP”), and is an internal measurement of the financial contribution made by the Retail Services Division to the Company’s earnings on a consolidated basis for which he is directly responsible. The Retail Services Profitability Component of Mr. Weese’s award was based on exceeding a threshold earnings level for Retail Services Profitability (the “Retail Services Profitability Threshold”), and once the threshold was exceeded, payment could be made and such payment would increase ratably up to 100% of the portion of the Targeted Award applicable to the Retail Services Profitability Component if the Retail Services Division reached its 2009 Retail Services Profitability target. If Retail Services Profitability exceeded the 2009 target, the Compensation Committee could award above the Targeted Award applicable to the Retail Services Profitability Component. The 2009 Retail Services Profitability Threshold was $157.8 million, and targeted 2009 Retail Services Profitability was $179.3 million. Actual 2009 Retail Services Profitability was $178.7 million (which is comprised of the income from operations for the domestic component of our pawn lending segment totaling $116.6 million, income from operations for our check cashing segment totaling $0.4 million, income from operations for the storefront component of our cash advance segment totaling $11.5 million and certain allocated corporate overhead expenses, amortization and other adjustments totaling approximately $50.2 million). Although Retail Services Profitability fell slightly below the 2009 Retail Services Profitability target, it did significantly exceed the Retail Services Profitability Threshold.

Per the terms of the STI plan, Mr. Weese earned a payment equal to 103.5% of his STI Targeted Award for 2009. The 103.5% payment is the result of a 109.8% payment pursuant to the 50% EBT component of his 2009 STI award and a 97.1% payment pursuant to the 50% Retail Services Profitability Component of his 2009 STI award.

Mr. Ho’s 2009 STI Targeted Award was based 25% on our achievement of the 2009 EBT Target (as described above) and 75% (the “Internet Services Profitability Component”) on the achievement of profitability for the Internet Services Division (“Internet Services Profitability”), a Non-GAAP measure which is an internal measurement of the financial contribution made by the Internet Services Division to the Company’s earnings on a consolidated basis for which he is directly responsible. The Internet Services Profitability Component of Mr. Ho’s award was based on exceeding a threshold earnings level for Internet Services Profitability (the “Retail Services Profitability Threshold”), and once the threshold was exceeded, payment could be made and such payment would increase ratably up to 100% of the portion of the Targeted Award applicable to the Internet Services Profitability Component if the Internet Services Division reached its 2009 Internet Services Profitability target. If Internet Services Profitability exceeded its 2009 target, the Compensation Committee could award above the Targeted Award applicable to the Internet Services Profitability Component. The 2009 Internet Services Profitability Threshold was $35.4 million, and the 2009 Internet Services Profitability target was $47.4 million. Actual 2009 Internet Services Profitability totaled $42.7 million (which is comprised of income from operations for the Internet lending and card services components of our cash advance segment in 2009 of $36.3 million and $3.4 million, respectively, and certain other adjustments, including the elimination of contribution from a state where the Company discontinued operations in 2009 and the addition of depreciation and amortization, all of which resulted in an aggregate total net adjustment of approximately $3.0 million). Although the Internet Services Division did not meet its 2009 Internet Services Profitability target, it did exceed the Internet Services Profitability Threshold.

The Compensation Committee used its discretion to award Mr. Ho a payment equal to 72% of his STI Targeted Award for 2009. In determining Mr. Ho’s 2009 STI award payment, the Compensation Committee considered the Company’s consolidated 2009 EBT, including the amount by which it exceeded the 2009 EBT target, the 2009 Internet Services Profitability, including the amount by which it exceeded the Internet Services Profitability Threshold, Mr. Ho’s role in the leadership team for the entire Company that contributed to our success and growth in 2009, and other factors relevant to the Internet Services Division such as Mr. Ho’s strong leadership within that division to develop new products and expand existing services, including the expansion of our online short-term cash advance business into two international markets during 2009. The Compensation Committee did not assign a specific weight to these factors in making their ultimate determination of Mr. Ho’s 2009 STI award, rather the Compensation Committee deemed it more appropriate to consider a combination of all of the factors to make its determination.

As a result of the Compensation Committee’s determinations, each of the named executive officers received the 2009 STI award payments in February 2010 in the amounts reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

Long-Term Executive Compensation.

Awards under our long-term incentive plans, including the LTIP and the CashNetUSA 2008 LTIP, are designed to reward participants for their contributions to our consistent, sustained financial performance over the long term, which should contribute to an increase in our stock price and discourage excessive short-term risk and thereby benefit all shareholders and strengthen the link between improvement in our long-term financial results and increases in shareholder value.

Cash America International, Inc. First Amended and Restated Long-Term Incentive Plan, as Amended. The Compensation Committee determines who participates in the LTIP based on nominations from the Chief Executive Officer and has, since 2004, generally limited participation to officers. The Compensation Committee also has the discretion to open LTIP participation to others in management positions having the ongoing opportunity and responsibility to influence our profitability to a significant degree.

Since 2004, the Compensation Committee has granted RSUs as long-term incentive compensation. The LTIP also provides for other forms of stock-based, long-term incentive compensation, including stock options, stock appreciation rights, performance shares and performance units, restricted stock and other stock-based awards. The Compensation Committee has chosen RSUs because they provide the recipients value in the form of Company stock, while allowing the Company the benefit of using fewer shares than would be required for stock options. In addition, the Compensation Committee believes that the opportunity for long-term capital appreciation, a characteristic of RSUs, has helped us in our retention of our senior management and in linking overall compensation to our long-term shareholder value. At its first meeting of each year, the Compensation Committee determines whether it intends to make LTIP awards for the current year. If it elects to make such awards, it then designates the employees who are eligible to participate in the LTIP awards and approves the type of awards and the terms and conditions of the awards.

In January 2009, the Compensation Committee again elected to award RSUs under the LTIP. A portion of these RSUs (the “Time-Based RSUs”) vest in 25% increments on February 27, 2010 and each January 31 of 2011, 2012 and 2013. In addition, a portion of these RSUs (the “Performance-Based RSUs”) are eligible to vest in a lump sum on January 1, 2012, subject to our exceeding a threshold and achieving certain specified levels of improvement in earnings per share over the three-year period ending December 31, 2011. In setting these performance targets for the Performance-Based RSUs, the Compensation Committee desired to challenge our management by setting goals that, while achievable, would represent significant growth in our business over a three-year period. The current economic environment and potential legislative and regulatory changes to our industry may also make it more difficult for these performance targets to be achieved.

The aggregate number of RSUs, including the Time-Based RSUs and the Performance-Based RSUs, granted to each named executive officer in 2009 depended on the officer’s position in the Company and was based on a percentage of the named executive officer’s base salary as follows: 100% for Mr. Feehan and 85% for Messrs. Bessant, Weese and Linscott. These percentages were based on the assumption that the targeted number of awards for the Performance-Based RSUs would be issued to each officer upon the Company achieving the performance goals that were set for the Performance-Based RSUs. If the Company exceeds the performance goals, the named executive officer could receive the maximum number of RSUs awarded pursuant to the grant. In addition, if a threshold level of performance that is based on the Company achieving a specified level of improvement in earnings per share over the three-year period ending December 31, 2011 is not achieved, the named executive officers would not receive any shares under the Performance-Based RSUs. The number of RSUs that were granted were determined by dividing the specified percentage of the named executive officer’s annual base salary as of the award date by the average stock price during the eight calendar day period ending on the day before the grant date.

The following table shows the shares issuable upon the vesting of each award granted in 2009, including the percentage of the aggregate award represented by the Time-Based RSUs and the Performance-Based RSUs.

	Share Amounts Awarded		Percentage of Total Award(1)
Name	Time-Based RSUs	Target Performance- Based RSUs(2)	Time-Based RSUs	Target Performance- Based RSUs
Daniel R. Feehan	18,072	18,069	50%	50%
Thomas A Bessant, Jr.	12,620	4,206	75%	25%
Dennis J. Weese	11,520	3,840	75%	25%
J. Curtis Linscott	8,228	2,743	75%	25%

(1)	Based on the target Performance-Based RSU shares shown in the table.

(2)	Reflects the target number of shares that may issuable upon vesting for the Performance RSUs. The maximum Performance-Based RSUs that each named executive officer could receive pursuant to these RSU awards are as follows: Mr. Feehan – 22,586; Mr. Bessant – 4,837; Mr. Weese – 4,416; and Mr. Linscott – 3,154.

When determining the number of RSUs to be granted, including the Time-Based RSUs and the Performance-Based RSUs, the Compensation Committee reviewed the role of the LTIP award in the named executive officers’ overall compensation and its role under our compensation policy, particularly that of aligning the executives’ interests with those of other shareholders. It also reviewed comparisons of these awards with long-term incentive compensation paid at companies with whom we compare our compensation and compete for talent. In addition, in awarding Performance-Based RSUs, the Compensation Committee desired to encourage long-term growth of the Company that would be rewarded through the Performance-Based RSUs. The Compensation Committee decided to establish the Performance-Based RSUs at 25% of the total targeted RSU award for each of the named executive officers set forth above, excluding Mr. Feehan, in order to encourage long-term growth of the Company. Mr. Feehan’s targeted RSU award was comprised of 50% Performance-Based RSUs, which was higher than the other named executive officers who received RSU grants due to Mr. Feehan’s role within the Company and his leadership position. As our Chief Executive Officer and President, Mr. Feehan has significant influence over the long-term direction of the Company. The Compensation Committee felt that having a larger amount of his long-term compensation that is based on the performance of the Company will encourage long-term growth and further align his interests with those of our shareholders.

Each RSU holder is entitled to receive one share of our common stock for each RSU upon vesting. An officer who leaves the Company for any reason will forfeit any unvested portion of his or her RSU award, except in the event of certain changes in control. Additionally, if an officer leaves the Company prior to January 1, 2012 and such officer’s age plus tenure with the Company as of the termination date equals 65 years or more, then a pro rata portion of the Performance-Based RSUs based on the length of time the officer was employed following the grant date of the Performance-Based RSUs is eligible to vest on January 1, 2012 if the Company achieves the financial performance goals established for the Performance-Based RSUs when they were granted. RSU award recipients can defer receipt of up to 100% of our common stock receivable when the RSUs vest.

Mr. Ho did not receive a grant under the LTIP because he previously received grants under the CashNetUSA 2008 LTIP (as described below).

CashNetUSA Long-Term Incentive Plans. Mr. Ho, the President of our Internet Services Division, received grants prior to 2009 under the CashNetUSA long-term incentive plans, including the CashNetUSA 2008 LTIP and the 2007 Long Term Incentive Plan for Cash America Net Holdings, LLC (the “CashNetUSA 2007 LTIP”). No other named executive officer receives grants under these plans. Similar to the LTIP, the CashNetUSA long-term incentive plans encourage long-term financial performance.

CashNetUSA 2008 LTIP

The Company has adopted the CashNetUSA 2008 LTIP as a sub-plan under the LTIP for awards to full-time administrative or management employees of its subsidiary, CashNetUSA or its subsidiaries and affiliates. Under the CashNetUSA 2008 LTIP, the Compensation Committee may award units that are payable in cash or common stock of the Company. Each unit will have a unit value equal to the amount determined by dividing (a) the amount by which (i) 45% of the consolidated earnings of CashNetUSA (and any business that CashNetUSA develops or manages on behalf of the Company) after taking into account allocated corporate overhead expenses and internal capital charges or income, but otherwise before interest, income taxes, depreciation and amortization expenses, as may be adjusted pursuant to the CashNetUSA 2008 LTIP (the “CashNetUSA EBITDA”) for the 12 months ending on the last day of the quarter immediately preceding the applicable vesting date of the award, exceeds (ii) 45% of the CashNetUSA EBITDA for the 12 months ending on the last day of the quarter immediately preceding the grant date of the award, by (b) the 1,000,000 units that may be awarded under the CashNetUSA 2008 LTIP.

Units will vest in increments of 33 1/3% on each of the first three anniversaries of the grant date of the award, or will fully vest upon a “change-in-control” of the Company or CashNetUSA. After the first annual vesting date for an award, a participant will be paid 25% of the total value of the vested units on that vesting date. After the second annual vesting date, a participant will be paid the amount by which 25% of the value of all of the units vested as of the second vesting date (including the units that vested on the first vesting date) exceeds the amount paid to the participant in connection with the first vesting date. After the third vesting date, a participant will be paid the amount by which the total value of all of the participant’s vested units at that vesting date exceeds the amounts paid to the participant on the first two vesting dates. In addition to the vesting requirements, no amount will be paid to a participant who was an officer of the Company on the date the award was granted unless the compounded annual growth rate of the CashNetUSA EBITDA for the period between the last day of the quarter immediately preceding the grant date and the last day of the quarter immediately preceding the applicable vesting date equals or exceeds 20%.

Unless the Compensation Committee determines otherwise, participants who were officers of the Company on the date an award was granted will receive payments for the awards in the form of shares of common stock for the first two vesting dates and on the third vesting date will receive a payment in shares for the amount by which 25% of the total unit value at that date exceeds the amounts paid to the participant on the first two vesting dates, and will receive the remainder in cash. These shares may only be issued in payment for awards under the CashNetUSA 2008 LTIP if there are an adequate number of authorized shares available for issuance under the LTIP. Shares issued in payment for awards will be valued at the average closing price of our common stock on the NYSE for the 20 calendar days preceding the vesting date.

Mr. Ho received an award of 160,002 units under the CashNetUSA 2008 LTIP on October 31, 2008. Because CashNetUSA did not achieve the requisite compounded annual growth rate necessary for payment of vested units for officers, Mr. Ho did not receive a payment in cash or common stock on the first vesting date for these awards that occurred on October 31, 2009. These units will remain vested and, subject to CashNetUSA achieving the requisite compounded annual growth rate necessary for payment, Mr. Ho may receive payment for 25% of the total units vested on October 31, 2010 (which includes the units vested and not paid on the first vesting date). If CashNetUSA achieves the requisite compounded annual growth rate necessary for payment on the final vesting date, which occurs on October 31, 2011, Mr. Ho will receive payment for the amount by which the total value of all of his vested units at that vesting date exceeds the amount paid to him on the second vesting date, if any. The next two vesting dates for these awards occur on October 31, 2010 and October 31, 2011.

If December 31, 2009 would have been the final vesting date for the units awarded to Mr. Ho under the CashNetUSA 2008 LTIP, the estimated value of all of the units would have been approximately $725,000, the compounded annual growth rate of the CashNetUSA EBITDA required for payment under the CashNetUSA 2008 LTIP would have been met, and Mr. Ho would have been eligible for payment. This value is an estimate and was calculated based only on the increase in earnings of CashNetUSA from October 1, 2008 through

December 31, 2009 (i.e., the first 15 months of the full 36-month vesting and measurement period). This value does not reflect future earnings projections for CashNetUSA, and the final value of the units will not be determinable until September 30, 2011. Depending on CashNetUSA’s earnings through September 30, 2011, the final value of the units could be significantly more or less than the value estimated as of December 31, 2009 set forth above. The units do not have a maximum payout limit.

CashNetUSA 2007 LTIP

All grants made under the CashNetUSA 2007 LTIP were made in units that are payable in cash. Each unit will have a unit value equal to the amount determined by dividing (a) the amount by which (i) 1.3% of five times the consolidated earnings of CashNetUSA after taking into account allocated corporate overhead expenses and internal capital charges or income, but otherwise before interest, income taxes, depreciation and amortization expenses, as calculated pursuant to the CashNetUSA 2007 LTIP (the “CashNetUSA 2007 LTIP EBITDA”) for the 12 months ending on the last day of the quarter immediately preceding the applicable vesting date of the award, exceeds (ii) 1.3% of five times the CashNetUSA 2007 LTIP EBITDA for the 12 months ending on the last day of the quarter immediately preceding the grant date of the award, by (b) the 130,000 units that may be awarded under the CashNetUSA 2007 LTIP.

Mr. Ho received an award of 10,002 units under the CashNetUSA 2007 LTIP on August 1, 2007. Units vest in increments of 33 1/3% on September 1, 2008 and August 1, 2009 and 2010. Mr. Ho’s final vesting date for these awards occurs on August 1, 2010, and all payments for the vested units will be paid after the final vesting.

If December 31, 2009 would have been the final vesting date, the estimated value of all of the units granted to Mr. Ho under the CashNetUSA 2007 LTIP would have been approximately $161,000. This value is an estimate and was calculated based only on the increase in earnings of CashNetUSA from July 1, 2007 through December 31, 2009 (i.e., the first 30 months of the full 36-month vesting and measurement period). This value does not reflect future earnings projections for CashNetUSA and the final value of the units will not be determinable until June 30, 2010. Depending on CashNetUSA’s earnings through June 30, 2010, the final value of the units could be significantly more or less than the value estimated as of December 31, 2009 set forth above. The units do not have a maximum payout limit.

When we adopted the CashNetUSA 2008 LTIP, we ceased issuing awards to officers under the CashNetUSA 2007 LTIP.

Retirement and Other Benefits

All Company employees are eligible to participate in our 401(k) plan. Certain other highly-compensated Company employees, including the named executive officers, can also participate in our Nonqualified Savings Plan. The named executive officers and other Company officers can also participate in the Supplemental Executive Retirement Program. We offer these plans to provide our executives and other eligible coworkers with retirement savings vehicles that are competitive in the marketplace in which we compete for talent. We do not maintain a defined-benefit retirement program.

401(k). The Company matches 50% of the first 5% of pay that each employee contributes to our 401(k) plan, including the named executive officers. All employee contributions are fully vested upon contribution. Company matching contributions vest over an employee’s first five years of service with the Company and are fully vested for employees who have five or more years of service. Employees may select from among several mutual funds and Company stock when investing their 401(k) account funds. Messrs. Feehan, Bessant and Linscott have more than five years of service with the Company and are fully vested. Mr. Ho joined the Company in September 2006 and is 60% vested, and Mr. Weese joined the Company in September 2007 and is 40% vested. Messrs. Gaston and Kauffman were fully vested when they left the Company on January 16, 2009.

Nonqualified Savings Plan. The Nonqualified Savings Plan is a nonqualified retirement savings plan into which participants can contribute portions of their salary in excess of the 401(k) contribution limits. Plan participants can also defer up to 100% of their STI awards into the Nonqualified Savings Plan. If a participant’s pay exceeds the amount that can be taken into account for contributions permissible to the 401(k) plan, the Company will match 50% of the first 5% of salary in excess of the 401(k) limit that a participant contributes to the Nonqualified Savings Plan; however, if a participant participates in both the 401(k) and Nonqualified Savings plans, the combined Company match to both plans will be limited to 5% of salary. The Company matching contributions vest over the first five years of an employee’s service with the Company and are fully vested for employees who have five or more years of service. This plan offers the same investment options as the 401(k) plan, except that Company stock is not available as an investment option under the Nonqualified Savings Plan. Messrs. Feehan, Bessant and Linscott have more than five years of service with the Company and are fully vested. Mr. Ho is 60% vested, and Mr. Weese is 40% vested. Messrs. Gaston and Kauffman were fully vested when they left the Company on January 16, 2009.

We will distribute each participant’s Nonqualified Savings Plan account funds in a lump sum shortly after the participant’s employment with us terminates. A participant can also defer receipt of his or her Nonqualified Savings Plan account funds or receive them in up to 10 annual installments. Most officers cannot receive a distribution of any portion of their account that vested after 2004 during the first six months after their separation from service. A participant generally may not withdraw any portion of his or her Nonqualified Savings Plan account while employed, unless suffering severe financial hardship. A participant may also withdraw all or any portion of his or her account that vested before 2005, but would forfeit 15% of the amount withdrawn while still employed by us.

We may distribute Nonqualified Savings Plan benefits from a Rabbi trust associated with the plan or from the general assets of the Company entity that is the participant’s employer. A participant would have the rights of a general unsecured creditor of the Company entity that is his or her employer to the extent he or she is owed benefits under the Nonqualified Savings Plan.

Supplemental Executive Retirement Plan (“SERP”). The Company provides the SERP to its officers as a supplement to their retirement benefits in addition to its contributions to their 401(k) and Nonqualified Savings Plan accounts. We make discretionary supplemental cash contributions after the end of each plan year into the SERP accounts of each officer who was employed by us on the last day of the plan year. The rate of return of a participant’s SERP account is determined by the rate of return on deemed investments in mutual funds that a participant selects. SERP participants’ deemed investment options are the same as the investment options available under the 401(k) plan, except that Company stock is not available as an investment option under the SERP. Participants vest in their SERP accounts over their first five years of service with the Company and are fully vested in their SERP accounts and new contributions to those accounts after that five year period. Messrs. Feehan, Bessant and Linscott have more than five years of service with the Company and are fully vested. Mr. Ho is 60% vested, and Mr. Weese is 40% vested. Messrs. Gaston and Kauffman were fully vested when they left the Company on January 16, 2009.

We will distribute each participant’s SERP account generally as a lump sum soon after the participant’s employment with us terminates. A SERP participant may, however, elect to defer receipt of the SERP account for up to an additional five years beyond their employment termination and may also elect to receive the SERP account in up to ten annual installments following their termination rather than in a single payment. Most officers cannot receive a distribution of any portion of their account that vested after 2004 during the first six months after their separation from service. A participant generally may not withdraw any portion of his SERP account during employment, except in the case of a severe financial hardship. A participant may also withdraw the portion of his or her account that vested before 2005, but would forfeit 15% of the amount withdrawn while still employed by us. We may pay for SERP benefits from a Rabbi trust associated with the SERP or from the general assets of the Company entity that is the participant’s employer. A participant would have the rights of a general unsecured creditor of the Company entity that is his or her employer for any SERP benefits he or she is owed.

Each year the Compensation Committee determines the amount of the supplemental contribution to be made for each officer for the plan year. The targeted (but non-binding) amount of the supplemental contribution for each plan year is a percentage of each officer’s compensation. The compensation on which the supplemental contribution is based is the base salary, plus the lesser of (a) such officer’s target STI award payable during the plan year for the preceding year’s performance and (b) the actual STI award paid during the plan year based on the preceding year’s performance. The contribution amounts are prorated for the portion of the year that an officer was eligible to participate in the SERP, and are credited to the officer’s SERP account in February of the following year. For 2009, the supplemental contribution for each named executive officer was 10.5% of the combined base salary paid during the year and the STI award actually paid during 2009 based on 2008 performance. The percentages were unchanged from the prior year. Pursuant to each of their Retirement and Separation letter agreements, Messrs. Gaston and Kauffman were not eligible to receive any SERP contributions for 2009.

Special Restricted Stock Unit Award. When the Company adopted the SERP in December 2003, it also made a one-time grant of RSUs (the “2003 RSUs”) under the Cash America International, Inc. 1994 Long-Term Incentive Plan (the “1994 LTIP”) to certain persons who were then Company officers, including the named executive officers other than Messrs. Ho and Weese. Like the SERP, the grant of 2003 RSUs was intended to supplement the officers’ retirement benefits.

The 2003 RSUs granted to those who were under age 50 on the grant date, including Messrs. Bessant and Linscott, vest in 15 equal installments on each of the first 15 anniversaries of the grant date, provided the holder continues to be employed by the Company on each applicable vesting date. The 2003 RSUs granted to those who were 50 or older on the grant date vest in equal installments over the number of whole and fractional 12-month periods between the grant date and the holder’s 65th birthday, provided the holder continues to be employed by the Company on each applicable vesting date. The 2003 RSUs held by Messrs. Feehan, Gaston and Kauffman vest in 12, five, and five, respectively, equal annual installments on each grant date anniversary, with an additional final installment of the remaining unvested 2003 RSUs vesting on each of their 65th birthdays. Messrs. Feehan, Bessant, Linscott, Gaston and Kauffman received grants of 59,214, 12,303, 203, 13,719 and 19,610 RSUs, respectively. When each of Messrs. Gaston and Kauffman left the Company on January 16, 2009, they forfeited 1,079 and 1,874, respectively, 2003 RSUs that were not yet vested.

Generally, holders of the 2003 RSUs may not receive vested shares until their retirement or other not-for-cause separation of service. They may, however, elect to defer receipt of vested 2003 RSU shares for an additional five years beyond their employment termination and may also elect to receive the vested 2003 RSU shares in up to ten annual installments following their termination rather than in a single payment. The holders of 2003 RSUs would forfeit any unvested 2003 RSUs if they leave the Company, and would forfeit all unpaid vested and unvested 2003 RSUs if they are terminated for cause.

Perquisites and Other Personal Benefits

We provide perquisites and other personal benefits to the named executive officers that the Compensation Committee believes are reasonable and consistent with its overall compensation program and to better enable the Company to attract and retain superior employees for key positions. A description and the attributed costs of these personal benefits for the named executive officers for the year ended December 31, 2009 are included in the “All Other Compensation” column of the Summary Compensation Table and described in the notes to that table.

Tax and Accounting Matters

Deductibility of Executive Compensation. The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1 million that is paid to certain individuals. This limitation does not apply to certain performance-based pay. The Compensation Committee may, in certain situations, approve compensation that will not meet these deductibility requirements in order to ensure competitive levels of compensation for our named executive officers.

Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. The IRS issued final regulations related to this law in April 2007, and all Company plans that provide deferred compensation were amended, as necessary, to comply with the new law and the final regulations on or before December 31, 2008. A more detailed discussion of our nonqualified deferred compensation arrangements is provided under the heading “Nonqualified Deferred Compensation for Fiscal 2009.”

Management Development and Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

MEMBERS OF THE

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

James H. Graves, Chairman

Daniel E. Berce

B.D Hunter

Summary Compensation Table

The following table and footnotes discuss the compensation of our Chief Executive Officer, Chief Financial Officer, our three most highly compensated officers during 2009 and two former executive officers.

Name and Principal Position	Year	Salary ($)(1)		Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	All Other Compensation ($)(4)	Total ($)
Daniel R. Feehan CEO and President (Principal Executive Officer)	2009	$731,250	(5)	$715,987	$768,784	$203,117	$2,419,138
	2008	$726,000	(5)	$920,894	$700,000	$130,587	$2,477,571
	2007	$610,450	(5)	$497,196	$187,866	$204,523	$1,500,035

Thomas A. Bessant, Jr. Executive Vice President – CFO (Principal Financial Officer)	2009	$389,154		$307,418	$256,378	$98,396	$1,051,346
	2008	$375,436		$383,296	$169,202	$82,384	$1,010,318
	2007	$312,235		$201,674	$80,338	$92,917	$687,164

Timothy S. Ho President – Internet Services Division	2009	$353,808		—	$152,874	$59,148	$565,830

Dennis J. Weese	2009	$355,500		$280,633	$220,675	$92,870	$949,678
President and COO – Retail Services Division	2008	$322,650		$231,496	$137,810	$67,997	$759,953

J. Curtis Linscott Executive Vice President, General Counsel and Secretary	2009	$252,962		$200,437	$166,661	$67,328	$687,388

Michael D. Gaston(6) Former Executive Vice President – Corporate Development	2009	$15,750		—	—	$842,723	$858,473
	2008	$268,692		$232,585	$107,600	$57,877	$666,754
	2007	$239,859		$171,180	$61,966	$73,359	$546,364

James H. Kauffman(6) Former Executive Vice President – Corporate Development	2009	$19,327		—	—	$1,056,066	$1,075,393
	2008	$335,000		$298,391	$134,000	$68,691	$836,082
	2007	$308,652		$220,297	$79,738	$85,684	$694,371

(1)	Portions of the amounts in these columns have been deferred under the 401(k) plan or the Nonqualified Savings Plan.

(2)	The amounts shown represent the grant date fair value in compliance with ASC 718 for RSU awards under our LTIP. Assumptions used in the calculation of these amounts are included in footnote 14 “Stock-Based Compensation” to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC. The amounts in this column were calculated by multiplying the number of RSUs granted by the closing stock price of our common stock on the day preceding the grant date, which was $17.61, $29.43 and $43.01 for 2009, 2008 and 2007, respectively.

(3)	The amounts shown reflect the cash awards earned in 2009 and paid in 2010 to the named executive officers under our 2009 STI plan. See “Compensation Discussion and Analysis – Executive Compensation Practices – Short-Term Incentive Compensation” for additional information.

(4)	The amounts shown include the following:

Name	Nonqualified Savings Plan Contributions by the Company	SERP Contributions by the Company(a)	401(k) Contributions by the Company	Perquisites, Personal Benefits and Other(b)		Total
Mr. Feehan	$33,687	$147,000	$5,647	$16,783		$203,117
Mr. Bessant	$12,113	$58,627	$5,914	$21,742		$98,396
Mr. Ho	$1,825	$44,817	$6,034	$6,472		$59,148
Mr. Weese	$6,131	$51,798	$6,008	$28,933		$92,870
Mr. Linscott	$2,681	$36,780	$6,125	$21,742		$67,328
Mr. Gaston	—	—	$528	$842,195	(c)	$842,723
Mr. Kauffman	—	—	$647	$1,055,419	(c)	$1,056,066

(a)	Includes contributions made by the Company in 2010 that were earned in 2009.

(b)	Includes supplemental executive health care benefits and health care insurance premium reimbursements. In addition, Mr. Feehan’s amount includes supplemental life insurance premium payments and Mr. Weese’s amount includes a trip received as part of an annual recognition award program for coworkers. Perquisites and personal benefits for each of the above named executive officers did not exceed the greater of $25,000 or 10% of the total perquisites and personal benefits, excluding Messrs. Gaston and Kauffman.

(c)	Includes supplemental executive health care benefits and health care insurance premium reimbursements in the amount of $1,109 from January 1, 2009 through January 16, 2009 and additional payments pursuant to a Retirement and Separation of Employment letter agreement entered into with each of Messrs. Gaston and Kauffman. See footnote six for a summary of the payments made to Messrs. Gaston and Kauffman under each of these agreements.

(5)	Includes director’s fees paid in cash to Mr. Feehan of $31,250, $26,000 and $26,000 in 2009, 2008 and 2007, respectively.

(6)	Messrs. Gaston and Kauffman left the Company on January 16, 2009. In connection with the termination of their employment, each of Messrs. Gaston and Kauffman entered into a Retirement and Separation of Employment letter agreement with the Company, under which the Company agreed to pay the following in return for agreements regarding waivers, releases, nondisparagement, noninterference, confidentiality, nonsolicitation and noncompetition:

(a)	The Company agreed to pay Mr. Gaston $393,023 as a lump sum severance payment, $397,499 as salary continuation through June 30, 2010, $21,000 as unused vacation, and approximately $29,564 in health care insurance premium reductions and supplemental executive health care benefits for an 18-month period.

(b)	The Company agreed to pay Mr. Kauffman $511,204 as a lump sum severance payment, $487,773 as salary continuation through June 30, 2010, $25,769 as unused vacation, and approximately $29,564 in health care insurance premium reductions and supplemental executive health care benefits for an 18-month period.

Grants of Plan-Based Awards for Fiscal 2009

The table below provides information about equity and non-equity awards made to our named executive officers under our STI plan and our LTIP during 2009, including the following: (1) the grant date; (2) the threshold and target amounts of each named executive officer’s STI award; (3) the number of shares underlying RSUs awarded under our LTIP; and (4) the grant date fair value of each RSU award.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(3)
Daniel R. Feehan	1/28/09	$0.00	$700,000
	1/28/09			4,518	18,069	22,586		$397,739
	1/28/09						18,072	$318,248

Thomas A. Bessant, Jr.	1/28/09	$0.00	$233,440
	1/28/09			1,065	4,206	4,837		$85,180
	1/28/09						12,620	$222,238

Dennis J. Weese	1/28/09	$0.00	$213,250
	1/28/09			972	3,840	4,416		$77,766
	1/28/09						11,520	$202,867

Timothy S. Ho(6)	1/28/09	$0.00	$212,325

J. Curtis Linscott	1/28/09	$0.00	$151,750
	1/28/09			694	2,743	3,154		$55,542
	1/28/09						8,228	$144,895

Michael D. Gaston(7)	—	—	—	—	—	—	—	—

James H. Kauffman(7)	—	—	—	—	—	—	—	—

(1)	Cash payments were made under our 2009 STI plan. As further described under “Compensation Discussion and Analysis – Executive Compensation Practices – Short-Term Incentive Compensation,” if the 2008 Adjusted EBT threshold was not met, then no awards could be paid under the 2009 STI plan. After the Company exceeded the 2008 Adjusted EBT threshold, 60% of the STI awards that participants were eligible to receive could be paid and 40% of the STI awards participants were eligible to receive would remain subject to the discretion of the Compensation Committee with respect to payment. After the threshold EBT target is achieved, the amount that may be paid under these awards increases as the actual EBT the Company achieves increases as compared to the threshold EBT. In the event the 2009 EBT Target was achieved or exceeded, then an amount up to and exceeding the target amount represented in the table above could be paid. There was no maximum limit to the 2009 STI awards for named executive officers. The “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table shows the actual amount of the 2009 STI awards paid in February 2010 to the named executive officers. Each of Messrs. Feehan, Bessant and Linscott received payments equal to 109.8% of target. Mr. Weese received a payment equal to 103.5% of target and Mr. Ho received a payment equal to 72% of target.

(2)	Awards were made under our LTIP. As further described under “Compensation Discussion and Analysis – Executive Compensation Practices – Long-Term Executive Compensation,” these awards include the

Performance-Based RSUs that were granted by the Compensation Committee in January 2009. The number of Performance-Based RSUs awarded was based on a percentage of each executive’s base salary at the time of the award and the average closing price of our common stock for the eight calendar days ending on the day preceding the grant date. From 0% to 100% of these shares will be eligible to vest in a lump sum on January 1, 2012 subject to our achieving certain financial performance goals.

(3)	Includes Performance-Based RSUs described in footnote two above. The table below sets forth the percentage of the total performance award that may be received by each named executive officer if (a) a minimum earnings per share growth goal is met, which is the threshold, (b) a targeted earnings per share growth goal is met, which is the target, and (c) growth in excess of our targeted earnings per share is achieved, which is the maximum.

Name	Percentage of Total Performance Award
	Threshold	Target	Maximum
Mr. Feehan	20%	80%	100%
Mr. Bessant	22%	87%	100%
Mr. Weese	22%	87%	100%
Mr. Linscott	22%	87%	100%

(4)	RSU awards were made under our LTIP. As further described under “Compensation Discussion and Analysis – Executive Compensation Practices – Long-Term Executive Compensation,” these awards include the Time-Based RSUs granted by the Compensation Committee in January 2009. The number of RSUs awarded for the Time-Based RSUs were based on a percentage of each named executive officer’s base salary at the time of the award and the average closing price of our common stock for the eight calendar days ending on the day preceding the grant date. These RSUs vest in 25% increments on February 27, 2010 and each January 31 of 2011, 2012 and 2013.

(5)	The amounts shown represent the grant date fair value in compliance with ASC 718 for RSU awards under our LTIP. Assumptions used in the calculation of these amounts are included in footnote 14 “Stock-Based Compensation” to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC.

(6)	Mr. Ho did not receive any RSU awards under the LTIP because he receives awards under the CashNetUSA long-term incentive plans as further described under “Compensation Discussion and Analysis – Executive Compensation Practices – Long-Term Executive Compensation – CashNetUSA Long-Term Incentive Plans.”

(7)	Messrs. Gaston and Kauffman did not receive any grants of non-equity incentive compensation under the 2009 STI plan or RSU awards under the LTIP because they were not employed with the Company when the grants were made.

Outstanding Equity Awards at 2009 Fiscal Year End

The following table provides information on the named executive officers’ holdings of stock options and unvested RSUs as of December 31, 2009. For additional information about the RSU awards, see the description of the LTIP under “Compensation Discussion and Analysis – Executive Compensation Practices – Long-Term Executive Compensation – Cash America International, Inc. First Amended and Restated Long-Term Incentive Plan, as Amended.”

	Option Awards(1)			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)
Daniel R. Feehan	150,000	$10.125	1/26/10
	62,500	$7.950	1/23/12
	62,500	$9.410	1/22/13
				68,619	$2,398,920	37,788	$1,321,068

Thomas A. Bessant, Jr.	25,000	$7.950	1/23/12
	50,000	$9.410	1/22/13
				30,808	$1,077,048	7,967	$278,526

Timothy S. Ho(5)				1,790	$62,578

Dennis J. Weese				15,766	$551,179	6,476	$226,401

J. Curtis Linscott	2,500	$7.950	1/23/13
				14,450	$505,172	4,775	$166,934

Michael D. Gaston(6)	—	—	—	—	—	—	—

James H. Kauffman(6)	—	—	—	—	—	—	—

(1)	All options were granted under the 1994 LTIP. The Company has not granted any options under its current LTIP, which was adopted in 2004, and does not have any options outstanding that are unexercisable.

(2)	The awards listed in this column include the following RSUs that were unvested as of December 31, 2009:

(a)	The 2003 RSUs that were granted on December 22, 2003 under the 1994 LTIP: Mr. Feehan: 29,756; Mr. Bessant: 7,381; and Mr. Linscott: 121. The 2003 RSUs held by Mr. Feehan vest in equal annual installments each grant date anniversary, with the final installment vesting on his 65th birthday. Messrs. Bessant’s and Linscott’s RSUs vest in 15 annual installments on each grant date anniversary. The 2003 RSUs are described in “Compensation Discussion and Analysis – Executive Compensation Practices – Retirement and Other Benefits – Special Restricted Stock Unit Award.”

(b)	RSUs granted on January 25, 2006 under the LTIP: Mr. Feehan: 3,927; Mr. Bessant: 1,477; and Mr. Linscott: 596. These RSUs vest in 25% installments on each January 31, beginning in 2007.

(c)	RSUs granted on January 24, 2007 under the LTIP: Mr. Feehan: 5,780; Mr. Bessant: 2,343; Mr. Ho: 474; and Mr. Linscott: 1,759. These RSUs vest in 25% installments on each January 31, beginning in 2008.

(d)	RSUs granted on January 23, 2008 under the LTIP. RSUs vesting in 25% installments on each January 31, beginning in 2009: Mr. Feehan: 9,120; Mr. Bessant: 6,123; Mr. Ho: 1,094; Mr. Weese: 4,031; and Mr. Linscott: 3,171. RSUs vesting in 50% installments on each January 31, beginning in 2009: Mr. Feehan: 1,964; Mr. Bessant: 864; Mr. Ho: 222; Mr. Weese: 215; and Mr. Linscott: 575.

(e)	RSUs granted on January 28, 2009 under the LTIP: Mr. Feehan: 18,072; Mr. Bessant: 12,620; and Mr. Weese: 11,520; and Mr. Linscott: 8,228. These RSUs vest in 25% installments on February 27, 2010 and each January 31, 2011, 2012 and 2013.

(3)	The market value of the unvested RSUs is based on the closing price of our common stock as of December 31, 2009, which was $34.96.

(4)	The awards listed in this column include the following Performance-Based RSUs that were unvested as of December 31, 2009:

(a)	RSUs granted on January 23, 2008 under the LTIP: Mr. Feehan: 15,202; Mr. Bessant: 3,130; Mr. Weese: 2,060; and Mr. Linscott: 1,621. These are the maximum RSUs that could vest on December 31, 2010 subject to the Company’s achieving certain financial performance goals.

(b)	RSUs granted on January 28, 2009 under the LTIP: Mr. Feehan: 22,586; Mr. Bessant: 4,837; Mr. Weese: 4,416; and Mr. Linscott: 3,154. These are the maximum RSUs that could vest on January 1, 2012 subject to the Company’s achieving certain financial performance goals.

(5)

Mr. Ho received an award of 160,002 units under the CashNetUSA 2008 LTIP on October 31, 2008. If Mr. Ho receives payment for these units, 25% of the payment will be made in shares of common stock of the Company. The units vest in increments of 33 1/3% on each of the first three anniversaries of the grant date. Because the number of shares that Mr. Ho may receive pursuant to this award is dependent upon CashNetUSA achieving the financial goals over a three-year period that are further described under “Compensation Discussion and Analysis – Executive Compensation Practices – Long-Term Executive Compensation – CashNetUSA Long-Term Incentive Plans – CashNetUSA 2008 LTIP,” the market value of stock that could potentially be granted under Mr. Ho’s award cannot be determined.

(6)	All of Messrs. Gaston’s and Kauffman’s unvested RSUs were forfeited when they separated from service from the Company on January 16, 2009.

Option Exercises and Stock Vested In Fiscal 2009

The following table provides information on (1) the aggregate stock option exercises during 2009, including the number of shares acquired on exercise and the value realized, and (2) the aggregate number of shares acquired upon the vesting of RSUs and the value realized, each before payment of any applicable withholding tax and broker commissions.

Name	Option Awards			Stock Award
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Daniel R. Feehan	—	—		20,071	$445,654
Thomas A. Bessant, Jr.	—	—		7,636	$152,755
Timothy S. Ho	—	—		824	$15,063
Dennis J. Weese	—	—		1,560	$28,517
J. Curtis Linscott	11,800	$129,250	(3)	3,457	$63,419
Michael D. Gaston(4)	—	—		—	—
James H. Kauffman(4)	100,000	$1,866,207	(3)	—	—

(1)	Includes the following deferred RSUs:

(a)	shares receivable in 2009 upon the vesting of RSUs that were previously awarded under the LTIP and that the named executive officer deferred, as follows: Mr. Feehan: 10,156 shares with a value of $185,652 at vesting; and

(b)	shares receivable in 2009 upon the vesting of 2003 RSUs that are not payable to the named executive officer until his retirement or other not-for-cause termination, or such later date or dates to which he may have deferred receipt, as follows: Mr. Feehan: 4,910 shares with a value of $168,511 at vesting; Mr. Bessant: 821 shares with a value of $28,177 at vesting; and Mr. Linscott: 14 shares with a value of $480 at vesting. See “Compensation Discussion and Analysis – Executive Compensation Practices – Retirement and Other Benefits – Special Restricted Stock Unit Award” for further discussion of the 2003 RSUs.

(2)	Values reflect the closing price of our common stock on the day preceding the respective vesting dates.

(3)	Reflects the difference between the market price of the Company’s common stock on the date of exercise and the exercise price of the options.

(4)	All of Mr. Gaston and Mr. Kauffman’s unvested RSUs were forfeited when they separated from service from the Company on January 16, 2009.

Nonqualified Deferred Compensation for Fiscal 2009

The following table shows (a) compensation deferred by each named executive officer under our Nonqualified Savings Plan and the SERP and (b) information about shares of our common stock receivable upon the vesting of RSUs that were awarded under the LTIP that the named executive officers have deferred and the 2003 RSUs, which, by their terms, are not payable until the executive retires or otherwise leaves the Company. You may find additional information about the Nonqualified Savings Plan, the SERP and the 2003 RSUs under “Compensation Discussion and Analysis – Executive Compensation Practices – Retirement and Other Benefits.”

Name	Plan	Executive Contributions in 2009(1)	Registrant Contributions in 2009(2)	Aggregate Earnings in 2009(3)		Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/09(4)
Daniel R. Feehan	Nonqualified Savings	$102,374	$33,687	$158,431		—	$796,922
	SERP	—	$147,000	$121,271		—	$651,360
	Deferred RSU Shares(5)	$354,163	—	$469,973		—	$1,893,084

Thomas A. Bessant, Jr.	Nonqualified Savings	$24,226	$12,113	$31,663		—	$199,994
	SERP	—	$58,627	$77,182		—	$323,083
	Deferred RSU Shares(5)	$28,177	—	$31,734		—	$172,073

Timothy S. Ho	Nonqualified Savings	$3,651	$1,825	$(2,040)		—	$3,436
	SERP	—	$44,817	$9,191		—	$78,643
	Deferred RSU Shares(5)	—	—	—		—	—

Dennis J. Weese	Nonqualified Savings	$17,873	$6,131	$4,095		—	$28,099
	SERP	—	$51,798	$14,466		—	$107,167
	Deferred RSU Shares(5)	—	—	—		—	—

J. Curtis Linscott	Nonqualified Savings	$5,363	$2,681	$6,305		—	$35,095
	SERP	—	$36,780	$27,031		—	$156,931
	Deferred RSU Shares(5)	$480	—	$527		—	$2,867

Michael D. Gaston(6)	Nonqualified Savings	—	—	$(56,713	)(7)	$(440,931)	—
	SERP	—	—	$8,641	(7)	$(181,875)	—
	Deferred RSU Shares(5)	—	—	$13,086		$(346,947)	$318,136

James H. Kauffman(6)	Nonqualified Savings	—	—	$(148,672	)(7)	$(1,175,402)	—
	SERP	—	—	$279	(7)	$(308,995)	—
	Deferred RSU Shares(5)	—	—	$21,049		$(454,085)	$446,404

(1)	All executive contributions to the Nonqualified Savings Plan described in this column are included within amounts reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table for 2009.

(2)	All registrant contributions to the Nonqualified Savings Plan and the SERP described in this column are included within the “All Other Compensation” column of the Summary Compensation Table for 2009.

(3)	The amounts in this column, which are not included in the Summary Compensation Table, (a) reflect the rate of return on hypothetical investments that each named executive officer has selected for his Nonqualified Savings Plan and SERP accounts from an array of investment options that may be changed by the participant in the plan at any time and that mirrors the funds in the 401(k) plan, with the exception that an investment in Company stock is not available under the SERP or for contributions made after 2008 to the Nonqualified Savings Plan, and (b) with respect to shares receivable upon the vesting of RSUs that have been deferred, reflect the return calculated as described in footnote four below. The annual rates of return for these investments for the calendar year ended December 31, 2009, as reported by the administrator of the plans, were as follows:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
PIMCO Total Return Instl	13.83%	Baron Asset	31.70%
Dodge & Cox Balanced	28.37%	Royce Low-Priced Stock Service	53.57%
T. Rowe Price Equity Income	25.61%	American Beacon Intl Equity Plan	29.39%
Schwab S&P 500 Index Inv	26.25%	Schwab Investor Money Market	0.16%
Transamerica Premier Equity Inv.	29.40%

(4)	Includes the 2009 SERP contributions shown under the “Registrant Contributions in 2009” column that were made in January 2010 for the named executive officers that were employed as of December 31, 2009.

(5)	“Deferred RSU Shares” consist of vested RSUs that were awarded under the LTIP and that the named executive officers have deferred and of vested 2003 RSUs that are not payable until the executive retires or otherwise leaves the Company. The amounts shown for Deferred RSU Shares consist of:

(a) in the “Executive Contributions in 2009” column, the aggregate value of deferred LTIP RSUs and 2003 RSUs on their respective vesting dates, as follows:

(i) LTIP RSUs granted in 2005 that vested on January 31, 2009, valued at $18.28 (the closing price of our common stock on January 30, 2009, the last trading date prior to the vesting date): Mr. Feehan: 3,339 shares;

(ii) LTIP RSUs granted in 2006 that vested on January 31, 2009, valued at $18.28 (the closing price of our common stock on January 30, 2009, the last trading date prior to the vesting date): Mr. Feehan: 3,927 shares;

(iii) LTIP RSUs granted in 2007 that vested on January 31, 2009, valued at $18.28 (the closing price of our common stock on January 30, 2009, the last trading date prior to the vesting date): Mr. Feehan: 2,890 shares; and

(iv) 2003 RSUs vested on December 22, 2009, valued at $34.32 (the closing price of our common stock on December 21, 2009, the last trading day prior to the vesting date): Mr. Feehan: 4,910 shares; Mr. Bessant: 821 shares; and Mr. Linscott: 14 shares.

(b) in the “Aggregate Earnings in 2009” column, the aggregate change in value from January 1, 2009 through December 31, 2009 of deferred RSU shares outstanding during all of 2009, or from their respective vesting dates through December 31, 2009 for deferred RSU shares deferred during 2009; and

(c) in the “Aggregate Balance at 12/31/09” column, the aggregate value of all Deferred RSU Shares (including those that had vested in prior years) valued at $34.96, the closing price of our common stock at December 31, 2009.

(6)	Messrs. Gaston and Kauffman left the Company on January 16, 2009.

(7)	Includes earnings/losses on balances in the Nonqualified Savings Plan account and the SERP account prior to distributions that were made in 2009.

Potential Payments Upon Termination or Change-in-Control

Payments Made Upon Resignation, Retirement, Termination, Death or Disability

Payments to the Chief Executive Officer. Under Mr. Feehan’s employment agreement, if the Company terminates Mr. Feehan’s employment other than for just cause or fails to renew the term of the agreement upon expiration, he will be entitled to receive the remainder of his then-current year’s salary in a lump sum and an amount equal to three times the sum of his then-current salary plus his average annual cash bonus for the three preceding years, payable over 36 months.

If Mr. Feehan’s employment is terminated for just cause, he will receive only his base salary through the date of termination and all earned and vested bonuses. “Just cause” means fraud, gross malfeasance, gross negligence or willful misconduct with respect to our business affairs; a refusal or repeated failure to follow our policies; a breach of the employment agreement; conviction of a felony involving moral turpitude; an intentional misapplication of the Company’s funds or any material act of dishonesty; or unlawful use or possession of any controlled substance or abuse of alcoholic beverages.

If Mr. Feehan terminates his employment for good reason, he will receive the remainder of his then-current year’s salary in a lump sum, plus three times the sum of his annual base salary plus his average annual cash bonus for the three preceding years, payable over 36 months.

If Mr. Feehan voluntarily terminates his employment without good reason, he will receive only his base salary through the date of termination and all earned and vested bonuses. “Good reason” means a material breach of the employment agreement by the Company, a demotion to a position of lower status than President and Chief Executive Officer of the Company, a reduction of annual base salary, a reduction of the level of employee benefits or incentive compensation below that generally made available to our senior executive officers or a relocation of the principal office from Fort Worth, Texas.

Mr. Feehan’s employment agreement provides that if he is incapacitated or dies, he or his estate would continue to receive his salary for the following 12 months.

In each case, all other rights and benefits Mr. Feehan may have under our employee and/or executive benefit plans and arrangements generally shall be determined in accordance with the terms and conditions of such plans and arrangements.

Severance Pay Plan for Executives. We do not currently have employment agreements with the other named executive officers. While severance arrangements are generally handled on a case-by-case basis and are subject to the discretion of the Chief Executive Officer and the Compensation Committee, we expect that we would follow our Severance Pay Plan for Executives in the case of a termination of a named executive officer other than the Chief Executive Officer. Under our Severance Pay Plan for Executives, each of our named executive officers, other than Mr. Feehan, is entitled to receive severance pay or benefits if his employment is involuntarily terminated due to restructuring, job elimination or other circumstances that the Company determines warrant the provision of severance benefits. Upon termination of employment for any of these reasons, if the executive agrees to a general release of the Company and its affiliates, the executive generally will be entitled to severance pay equal to the number of months of base salary and payable over the period reflected in the table below:

Years of Employment	Executive Vice President	President of a Division of the Company
1 but less than 5	9 months	12 months
5 but less than 10	12 months	18 months
10 or more	18 months	24 months

In addition, each executive will receive

•

continued medical and health care benefits for the period set forth in the table above, with the Company continuing to pay the portion of COBRA premiums that exceed the portion of health care premiums that current employees are required to pay (“Company COBRA Premiums”) and for the costs of supplemental health care benefits; and

•	a lump sum equal to all accrued but unpaid vacation and paid time off.

Other benefits and perquisites would cease on the officer’s termination date.

Regardless of whether a named executive officer’s employment terminates due to retirement, resignation, involuntary termination, death or disability, he is entitled to receive amounts earned during his term of employment. Such amounts include: unpaid non-equity incentive compensation earned during the previous year under the STI plan, provided that the officer was a Company employee at the end of that year; vested grants under our LTIP or any previous incentive plan; and vested contributions and earnings under the Nonqualified Savings Plan and the SERP. In addition, if the executive officer dies, his estate would receive payments under our group life insurance plan.

Each named executive officer would forfeit any unvested RSUs granted under our LTIP or the 1994 LTIP upon his resignation, retirement or any termination, including by reason of his disability or death, except as described below for terminations during specified periods following a change-in-control of the Company. Under the LTIP the Compensation Committee has the discretion to amend an award agreement, including potentially upon the departure or termination of a named executive officer so as to allow for vesting of unvested RSUs, unless such amendment would (a) adversely affect the rights of the holder of such award without such holder’s consent, (b) cause the award to cease to qualify for an exemption under Section 162(m) of the Internal Revenue Code (the “Code”), or (c) cause the recipient to become subject to tax under Code Section 409A(a)(1). Under the 1994 LTIP, the Compensation Committee has the discretion to amend an award agreement, including potentially upon the departure or termination of a named executive officer so as to allow for vesting of unvested RSUs, unless such amendment would cause the recipient to become subject to tax under Code Section 409A(a)(1).

In all cases the Company will have complete discretionary authority to award greater or lesser amounts of severance pay and benefits.

Payments made Upon a Change-in-Control

Mr. Feehan’s employment agreement and our Executive Change-In-Control Severance Agreements for the other named executive officers specify the payments that the named executive officers are to receive if they are terminated in connection with or during a specified period following a change-in-control.

Mr. Feehan’s Employment Agreement. Under his employment agreement, if Mr. Feehan’s employment with the Company terminates for any reason other than death, disability or termination for just cause within 12 months after a “change-in-control” of the Company, he will be entitled to:

•	earned and unpaid salary and bonuses;

•	a pro-rated portion of the target bonus under the existing bonus plan based on the number of months employed during the year;

•	a lump sum equal to three times his annual salary;

•	a lump sum equal to three times the greater of (i) the target bonus for the year, or (ii) the actual bonus for the preceding year;

•

immediate vesting and cash out of a pro-rated portion of any outstanding unvested cash-based long-term incentive awards in an amount equal to the higher of the amount to be paid based on actual performance or the target level of each award;

•	immediate vesting of all equity awards, with the amount paid with respect to performance-based long-term incentive awards to be equal to the maximum amount available under each award;

•	continued health benefits for 36 months, including payment of Company COBRA Premiums;

•	executive placement services from an executive search/placement firm of up to $50,000; and

•

an amount sufficient to cover the costs of any excise tax that may be triggered by the payments described above, plus an amount sufficient to cover the additional state and federal income, excise and employment taxes that may arise on this additional payment.

Mr. Feehan’s employment agreement provides that a change-in-control is deemed to occur:

•	if any person or group acquires ownership of Company stock that, together with all other Company stock held by that person or group, constitutes more than 50% of the total voting power;

•	if, during any 12-month period, any person or group acquires ownership of Company stock with at least 35% of the total voting power;

•	if, during any 12-month period, a majority of the directors at the beginning of such period are replaced, other than in specific circumstances; or

•

if, during any 12-month period, any person or group acquires assets of the Company with an aggregate fair market value of at least 50% of the fair market value of all of the Company’s gross assets immediately prior to such acquisition or acquisitions.

Executive Change-in-Control Severance Agreements. The Executive Change-in-Control Severance Agreements with each of our named executive officers other than Mr. Feehan provide that if, within 24 months after a “change-in-control” of the Company, the Company terminates the executive other than for cause or if the executive voluntarily terminates his employment with good reason (including a reduction in his duties or compensation or relocation of place of employment), then the executive will be entitled to:

•	earned and unpaid salary;

•	a pro-rated portion of the target annual bonus under the existing bonus plan based on the number of months employed during the year;

•	a lump sum equal to two times the executive’s annual salary;

•	a lump sum equal to two times the greater of (i) the target bonus for the year, or (ii) the actual bonus for the preceding year;

•	immediate vesting of any outstanding unvested cash-based and equity-based long-term incentive awards;

•	continued health benefits for 24 months, payment of Company COBRA Premiums for 18 months and an amount equal to six times the amount of the first monthly Company COBRA Premium, paid in a lump sum;

•	executive placement services from an executive search/placement firm of up to $50,000; and

•

an amount sufficient to cover the costs of any excise tax that may be triggered by the payments described above, plus an amount sufficient to cover additional state and federal income, excise and employment taxes that may arise on this additional payment.

The Executive Change-in-Control Severance Agreements provide that a change-in-control is deemed to occur:

•

if any person or group acquires ownership of Company stock that, together with all other Company stock held by that person or group, constitutes more than 50% of the total voting power or total fair market value of the stock of the Company;

•	if, during any 12-month period, any person or group acquires ownership of Company stock with at least 30% of the total voting power;

•	if, during any 12-month period, a majority of the directors at the beginning of such period are replaced, other than in specific circumstances; or

•

if, during any 12-month period, any person or group acquires assets of the Company with an aggregate fair market value of at least 80% of the fair market value of all of the Company’s gross assets immediately prior to such acquisition or acquisitions.

Accelerated Vesting of Awards under the Company’s Long-Term Incentive Plans. The agreements relating to the RSUs granted under our 1994 and 2004 LTIPs, including the annual RSU awards and the 2003 RSUs, provide that the vesting and payment of RSUs would be accelerated if there is a change-in-control. The 1994 and 2004 LTIPs provide that a change-in-control is deemed to occur:

•

if any person or group acquires ownership of Company stock that, together with all other Company stock held by that person or group, constitutes more than 50% of the total voting power or total fair market value of the stock of the Company;

•	if, during any 12-month period, any person or group acquires ownership of Company stock with more than 35% of the total voting power;

•	if, during any 12-month period, a majority of the directors at the beginning of such period are replaced, other than in specific circumstances; or

•

if, during any 12-month period, any person or group acquires assets of the Company with an aggregate fair market value of at least 50% of the fair market value of all of the Company’s gross assets immediately prior to such acquisition or acquisitions.

Accelerated Vesting of Awards under CashNetUSA’s Long-Term Incentive Plans. The agreements relating to awards granted under the CashNetUSA 2008 LTIP and the CashNetUSA 2007 LTIP provide that the vesting and payment of awards would be accelerated if there is a change-in-control. In addition, for acceleration to occur under the CashNetUSA 2008 LTIP the compounded annual growth rate of the CashNetUSA EBITDA required in the plan must be met. The CashNetUSA long-term incentive plans provide that a change-in-control is deemed to occur:

•

if any person or group acquires ownership of Cash America Net Holdings, LLC membership interests that, together with all other Cash America Net Holdings, LLC membership interests held by that person or group, constitutes more than 50% of the total voting power or total fair market value of the membership interests of Cash America Net Holdings, LLC;

•	if, during any 12-month period, any person or group acquires ownership of Cash America Net Holdings, LLC membership interests with more than 35% of the total voting power;

•	if, during any 12-month period, a majority of the managers of Cash America Net Holdings, LLC at the beginning of such period are replaced, other than in specific circumstances;

•

if, during any 12-month period, any person or group acquires assets of Cash America Net Holdings, LLC with an aggregate fair market value of at least 50% of the fair market value of all of Cash America Net Holdings, LLC’s gross assets immediately prior to such acquisition or acquisitions;

•

if any person or group acquires ownership of Company stock that, together with all other Company stock held by that person or group, constitutes more than 50% of the total voting power or total fair market value of the stock of the Company;

•	if, during any 12-month period, any person or group acquires ownership of Company stock with more than 35% of the total voting power;

•	if, during any 12-month period, a majority of the directors of the Company at the beginning of such period are replaced, other than in specific circumstances; or

•

if, during any 12-month period, any person or group acquires assets of the Company with an aggregate fair market value of at least 50% of the fair market value of all of the Company’s gross assets immediately prior to such acquisition or acquisitions.

Accelerated Vesting under the Supplemental Executive Retirement Plan. The SERP provides that the vesting under the SERP would be accelerated if there is a change-in-control, as defined in the SERP, or if the executive’s employment is terminated as a result of his job being abolished. The SERP provides that a change-in-control is deemed to occur:

•

if, without approval by the Board of Directors, any person or group acquires ownership of Company stock that, together with all other Company stock held by that person or group, constitutes 50% or more of the total voting power or total fair market value of the stock of the Company;

•	if, during any 24-month period, a majority of the directors at the beginning of such period are replaced, other than in certain specific circumstances; or

•	if the Company, in one transaction or a series of related transactions, sells more than 50% of the assets of the Company.

Distribution of Nonqualified Deferred Compensation

The named executive officers are entitled to receive the vested amounts in their Nonqualified Savings Plan and SERP accounts if their employment terminates. The last column in the Nonqualified Deferred Compensation Table reports each named executive officer’s aggregate balance at December 31, 2009 under each plan. The account balances continue to be credited with increases or decreases reflecting changes in the value of the investments against which the account balances are calculated, and to accrue interest income or dividend payments, as applicable, between the termination event and the date distributions are made. Therefore, amounts that the named executive officer would actually receive would differ from those shown in the Nonqualified Deferred Compensation Table.

In addition, the Nonqualified Savings Plan provides that the unvested portion of our matching amounts contributed to a named executive officer’s Nonqualified Savings Plan account would accelerate in the event of a change-in-control.

Potential Payments

The following tables and disclosures show potential payments to our named executive officers continuing in their respective offices after December 31, 2009, under the existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change-in-control or termination of employment, assuming a December 31, 2009 termination date and, where applicable, using the closing price of our common stock of $34.96 (as reported on the NYSE as of December 31, 2009), and assuming that the named executive officers had met requirements under our incentive compensation plans that the executive be employed as of year end to receive benefits relating to the year. As of December 31, 2009, each executive had received all of the base salary earned during 2009, and no portion of the base salary was unpaid at that date.

Daniel R. Feehan

Benefit	Retirement		Death or Disability		Involuntary Termination Other than for Cause or Voluntary Termination with Good Reason		Involuntary Termination Other than for Cause or Voluntary Termination Following a Change-in-Control
Severance	—		—		$3,234,661	(1)	$4,200,000	(2)
Base Salary Continuation	—		$700,000	(3)	—		—
Short-term incentive compensation	$768,784	(4)	$768,784	(4)	$768,784	(4)	$768,784	(4)
Accelerated vesting of LTIP RSU awards and unvested 2003 RSUs(5)(6)	—		—		—		$3,719,988
Continued Health Benefits	—		—		—		$63,976	(7)
Outplacement Benefits	—		—		—		$50,000
Tax Gross Ups	—		—		—		$2,092,859	(8)
Deferred Vested RSUs(6)(9)	$1,893,084		$1,893,084		$1,893,084		$1,893,084
Total	$2,661,868		$3,361,868		$5,896,529		$12,788,691

(1)	This amount is (a) three times Mr. Feehan’s base salary as of December 31, 2009 and (b) three times the average of STI awards of $700,000, $187,866 and $246,795 paid with respect to 2008, 2007 and 2006 performance, respectively. To be paid in 36 equal monthly installments.

(2)	This amount is (a) three times Mr. Feehan’s base salary as of December 31, 2008 and (b) three times the Target Award under the 2009 STI plan. To be paid as a lump sum.

(3)	To be paid to Mr. Feehan or his estate during the 12-month period following termination due to death or disability.

(4)	This amount is the actual STI award paid to Mr. Feehan pursuant to the 2009 STI plan.

(5)	Includes the maximum number of all Performance-Based RSUs.

(6)	Values determined based on a share price of $34.96, the closing price of our common stock on December 31, 2009.

(7)	Consists of Company COBRA Premiums to be paid over a 36-month period and supplemental executive health care benefits to be paid over a 36-month period.

(8)	Assumes that excise taxes would be payable under IRS rules for such payments because the present value of all payments resulting from a change-in-control would exceed three times the average annual compensation during the five calendar years preceding the change-in-control.

(9)	Includes 29,458 vested 2003 RSUs and 24,692 deferred RSUs.

Thomas A. Bessant, Jr.

Benefit	Retirement, Death or Disability		Involuntary Termination Other than for Cause		Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason Following a Change-in-Control
Severance	—		$595,500	(1)	$1,260,880	(2)
Short-term incentive compensation	$256,378	(3)	$256,378	(3)	$233,440	(4)
Accelerated vesting of LTIP RSU awards and unvested 2003 RSUs(5)(6)	—		—		$1,355,574
Continued Health Benefits	—		$49,010	(7)	$65,796	(8)
Accrued & Unused Vacation	—		$30,538	(9)	—
Outplacement Benefits	—		—		$50,000
Tax Gross Ups	—		—		—	(10)
Deferred Vested RSUs(6)(11)	$172,073		$172,073		$172,073
Total	$428,451		$1,103,499		$3,137,763

(1)	18 months base salary payable over an 18-month period following termination.

(2)	This amount is (a) two times Mr. Bessant’s base salary as of December 31, 2009 and (b) two times the Target Award under the 2009 STI plan. To be paid as a lump sum.

(3)	This amount is the actual STI award paid to Mr. Bessant pursuant to the 2009 STI plan.

(4)	This amount is the Target Award under the 2009 STI plan to be paid under the Executive Change-in-Control Severance Agreements.

(5)	Includes the maximum number of all Performance-Based RSUs.

(6)	Values determined based on a share price of $34.96, the closing price of our common stock on December 31, 2009.

(7)	Consists of Company COBRA Premiums to be paid over an 18-month period and supplemental executive health care benefits to be paid over an 18-month period.

(8)	Consists of Company COBRA Premiums to be paid over an 18-month period, supplemental executive health care benefits to be paid over a 24-month period and an amount equal to six times the first monthly Company COBRA Premium paid in a lump sum.

(9)	Calculated based on Mr. Bessant’s salary at December 31, 2009. Assumes none of Mr. Bessant’s 160 hours of accrued vacation available for the 2009 year had been used.

(10)	Assumes that no excise taxes would be payable under IRS rules for such payments because the present value of all payments resulting from a change-in-control would not exceed three times the average annual compensation during the five calendar years preceding the change-in-control.

(11)	Includes 4,922 vested 2003 RSUs.

Timothy S. Ho

Benefit	Retirement, Death or Disability		Involuntary Termination Other than for Cause		Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason Following a Change-in-Control
Severance	—		$359,000	(1)	$1,142,650	(2)
Short-term incentive compensation	$152,874	(3)	$152,874	(3)	$212,325	(4)
Accelerated vesting of LTIP RSU awards(5)	—		—		$62,578
Accelerated vesting of CashNetUSA Long-Term Incentive Plan Awards	—		—		$160,815	(6)
Continued Health Benefits	—		$10,571	(7)	$21,249	(8)
Accrued & Unused Vacation	—		$28,996	(9)	—
Outplacement Benefits	—		—		$50,000
Tax Gross Ups	—		—		$638,848	(10)
Total	$152,874		$551,441		$2,288,465

(1)	12 months base salary payable over a 12-month period following termination.

(2)	This amount is (a) two times Mr. Ho’s base salary as of December 31, 2009 and (b) two times the Target Award under the 2009 STI plan. To be paid as a lump sum.

(3)	This amount is the actual STI award paid to Mr. Ho pursuant to the 2009 STI plan.

(4)	This amount is the Target Award under the 2009 STI plan to be paid under the Executive Change-in-Control Severance Agreements.

(5)	Value determined based on a share price of $34.96, the closing price of our common stock on December 31, 2009.

(6)	This amount only includes payment under the CashNetUSA 2007 LTIP. This value is an estimate and was calculated based only on the increase in earnings of CashNetUSA from July 1, 2007 through December 31, 2009 (i.e., the first 30 months of the full 36-month vesting and measurement period). This value does not reflect future earnings projections for CashNetUSA. This amount does not include any payments under the CashNetUSA 2008 LTIP because the compounded annual growth rate of the CashNetUSA EBITDA required for payment under the CashNetUSA 2008 LTIP was not met as of September 30, 2009, which is the date of determination for payment required under the CashNetUSA 2008 LTIP assuming a change-in-control occurred on December 31, 2009.

(7)	Consists of Company COBRA Premiums to be paid over a 12-month period and supplemental executive health care benefits to be paid over a 12-month period.

(8)	Consists of Company COBRA Premiums to be paid over an 18-month period, supplemental executive health care benefits to be paid over a 24-month period and an amount equal to six times the first monthly Company COBRA Premium paid in a lump sum.

(9)	Calculated based on Mr. Ho’s salary at December 31, 2009. Assumes none of Mr. Ho’s 168 hours of accrued vacation available for the 2009 year had been used.

(10)	Assumes that excise taxes would be payable under IRS rules for such payments because the present value of all payments resulting from a change-in-control would exceed three times the annualized compensation for 2006 through 2008, the only calendar years preceding the change-in-control during which Mr. Ho was employed by the Company.

Dennis J. Weese

Benefit	Retirement, Death or Disability		Involuntary Termination Other than for Cause		Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason Following a Change-in-Control
Severance	—		$363,000	(1)	$1,152,500	(2)
Short-term incentive compensation	$220,675	(3)	$220,675	(3)	$213,250	(4)
Accelerated vesting of LTIP RSU awards(5)(6)	—		—		$777,580
Continued Health Benefits	—		$32,673	(7)	$65,796	(8)
Accrued & Unused Vacation	—		$27,923	(9)	—
Outplacement Benefits	—		—		$50,000
Tax Gross Ups	—		—		$605,076	(10)
Total	$220,675		$644,271		$2,864,202

(1)	12 months base salary payable over a 12-month period following termination.

(2)	This amount is (a) two times Mr. Weese’s base salary as of December 31, 2009 and (b) two times the Target Award under the 2009 STI plan. To be paid as a lump sum.

(3)	This amount is the actual STI award paid to Mr. Weese pursuant to the 2009 STI plan.

(4)	This amount is the Target Award under the 2009 STI plan to be paid under the Executive Change-in-Control Severance Agreements.

(5)	Includes the maximum number of all Performance-Based RSUs.

(6)	Values determined based on a share price of $34.96, the closing price of our common stock on December 31, 2009.

(7)	Consists of Company COBRA Premiums to be paid over a 12-month period and supplemental executive health care benefits to be paid over a 12-month period.

(8)	Consists of Company COBRA Premiums to be paid over an 18-month period, supplemental executive health care benefits to be paid over a 24-month period and an amount equal to six times the first monthly Company COBRA Premium paid in a lump sum.

(9)	Calculated based on Mr. Weese’s salary at December 31, 2009. Assumes none of Mr. Weese’s 160 hours of accrued vacation available for the 2009 year had been used.

(10)	Assumes that excise taxes would be payable under IRS rules for such payments because the present value of all payments resulting from a change-in-control would exceed three times the annualized compensation for 2007 through 2008, the only calendar years preceding the change-in-control during which Mr. Weese was employed by the Company.

J. Curtis Linscott

Benefit	Retirement, Death or Disability		Involuntary Termination Other than for Cause		Involuntary Termination Other than for Cause/ Voluntary Termination Following a Change-in-Control
Severance	—		$385,500	(1)	$817,500	(2)
Short-term incentive compensation	$166,661	(3)	$166,661	(3)	$151,750	(4)
Accelerated vesting of LTIP RSU awards and unvested 2003 RSUs(5)(6)	—		—		$672,106
Continued Health Benefits	—		$49,010	(7)	$65,796	(8)
Accrued & Unused Vacation	—		$19,769	(9)	—
Outplacement Benefits	—		—		$50,000
Tax Gross Ups	—		—		—	(10)
Deferred Vested RSUs(6)(11)	$2,867		$2,867		$2,867
Total	$169,528		$623,807		$1,760,019

(1)	18 months base salary payable over an 18-month period following termination.

(2)	This amount is (a) two times Mr. Linscott’s base salary as of December 31, 2009 and (b) two times the Target Award under the 2009 STI plan. To be paid as a lump sum.

(3)	This amount is the actual STI award paid to Mr. Linscott pursuant to the 2009 STI plan.

(4)	This amount is the Target Award under the 2009 STI plan to be paid under the Executive Change-in-Control Severance Agreements.

(5)	Includes the maximum number of all Performance-Based RSUs.

(6)	Values determined based on a share price of $34.96, the closing price of our common stock on December 31, 2009.

(7)	Consists of our portion of Company COBRA Premiums to be paid over an 18-month period and supplemental executive health care benefits to be paid over an 18-month period.

(8)	Consists of our portion of Company COBRA Premiums to be paid over an 18-month period, supplemental executive health care benefits to be paid over a 24-month period and an amount equal to six times the first monthly Company COBRA Premium paid in a lump sum.

(9)	Calculated based on Mr. Linscott’s salary at December 31, 2009. Assumes none of Mr. Linscott’s 160 hours of accrued vacation available for the 2009 year had been used.

(10)	Assumes that no excise taxes would be payable under IRS rules for such payments because the present value of all payments resulting from a change-in-control would not exceed three times the average annual compensation during the five calendar years preceding the change-in-control.

(11)	Includes 82 vested 2003 RSUs.

Michael D. Gaston

Michael D. Gaston, our former Executive Vice President – Corporate Development, separated from service from the Company on January 16, 2009. Mr. Gaston received the following in connection with leaving the Company:

•	A lump sum payment of $393,023, as consideration for, among other things, the forfeiture of potential future benefits under our long- and short-term incentive plans.

•	Salary continuation for a total of $397,499 payable over an 18-month period.

•

Continued health coverage for an 18-month period, with the Company paying Company COBRA Premiums and supplemental executive health care benefits over the 18-month period, valued at approximately $29,564.

•	A payment of $21,000 for unused vacation time.

The total of the foregoing amounts is $841,086. No excise taxes are payable on these amounts under IRS rules for payments upon a change-in-control because none of the payments to Mr. Gaston were made as a result of a change-in-control.

James H. Kauffman

James H. Kauffman, our former Executive Vice President – Corporate Development, separated from service from the Company on January 16, 2009. Mr. Kauffman received the following in connection with leaving the Company:

•	A lump sum payment of $511,204, as consideration for, among other things, the forfeiture of potential future benefits under our long- and short-term incentive plans.

•	Salary continuation for a total of $487,773 payable over an 18-month period.

•

Continued health coverage for an 18-month period, with the Company paying Company COBRA Premiums and supplemental executive health care benefits over the 18-month period, valued at approximately $29,564.

•	A payment of $25,769 for unused vacation time.

The total of the foregoing amounts is $1,054,130. No excise taxes are payable on these amounts under IRS rules for payments upon a change-in-control because none of the payments to Mr. Kauffman were made as a result of a change-in-control.

Risk Considerations in our Compensation Programs

During 2009 and early 2010, we conducted a risk assessment of our compensation policies and practices in response to current public and regulatory concern about the link between incentive compensation and excessive risk taking by companies. The Compensation Committee, with the assistance of management and its compensation consultant, reviewed the elements of our compensation programs to determine whether any portion of our compensation practices encouraged excessive risk taking and concluded that our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. (Mercer, an independent compensation consultant, was engaged in late 2009 to assist the Compensation Committee with the review discussed below as well as a review of our 2010 compensation for named executive officers.)

The Compensation Committee believes that the mix and design of the elements of executive and non-executive compensation do not encourage management to assume excessive risk taking for the following reasons:

•

We structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our performance of our stock price so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash short-term incentive and equity long-term incentive) portions of compensation are designed to reward both short- and long-term financial performance.

•

For short-term performance, our STI plan provides annual cash payments that are awarded based on year-over-year growth in earnings. Since this is the case, annual sustained growth over time is fundamental to consistent reward opportunities under our annual bonus programs.

•

For long-term performance, the equity plans for our named executive officers, excluding the President of our Internet Services Division, are comprised of both a time-based vesting component providing an underlying stable platform for equity ownership and a performance-based component providing substantial upside for long-term growth in earnings per share. The long-term incentive plan for our Internet services division is dependent upon sustained growth in earnings over a three year period.

•	Significant weighting towards long-term incentive compensation discourages short-term risk taking.

While the Compensation Committee does not believe our current programs encourage excessive risk taking, the following two enhancements with respect to executive compensation have been made to our compensation programs:

•	The STI plan will be capped in the future at levels deemed appropriate by the Compensation Committee.

•	Clawback provisions have been incorporated into the STI plan and long-term equity grants for 2010 for named executive officers.

AUDIT COMMITTEE REPORT

Management is responsible for our system of internal controls over financial reporting and for preparing its financial statements. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and system of internal control.

During 2009, the Audit Committee met regularly and held many discussions with management, the independent registered public accounting firm and our internal auditors. During these meetings and in meetings concerning our Annual Report on Form 10-K for the year ended December 31, 2009, the Audit Committee has:

•

reviewed and discussed the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 with management and our independent registered public accounting firm;

•

received the written disclosures and communications from the independent registered public accounting firm that are required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed the independence of the independent registered public accounting firm with such firm; and

•

discussed with the independent registered public accounting firm the matters required to be discussed under Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, or any successor rule.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company and its subsidiaries be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in its report on our financial statements. The Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not, however, ensure that our financial statements are presented in accordance with generally accepted accounting principles or that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

MEMBERS OF THE AUDIT COMMITTEE

Daniel E. Berce, Chairman

James H. Graves

Timothy J. McKibben

SHAREHOLDER PROPOSALS

Shareholders who desire to present a proposal to be included in our proxy statement for our 2011 Annual Meeting of Shareholders must submit the proposal to the Company no later than December 8, 2010 and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934. Any such proposal must be sent in writing to the Corporate Secretary of the Company at our address set forth at the beginning of this proxy statement.

Shareholders who desire to present other business at our 2011 Annual Meeting of Shareholders without inclusion in our proxy statement for such meeting must notify our Secretary in writing at the address set forth at the beginning of this proxy statement of such intent in a timely manner in accordance with our Bylaws. To be timely, our Bylaws require that proposals be delivered to or mailed and received by the Secretary of the Company not less than 70 days nor more than 100 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders. However, in the event that the date of the Annual Meeting is advanced more than 30 calendar days prior to such anniversary date or delayed more than 60 calendar days after such anniversary date, then to be timely such notice must be received by the Company on or before the later of (i) 70 calendar days prior to the date of the meeting or (ii) the tenth day following the day on which public announcement of the date of the meeting was made. The notice must also describe the shareholder proposal in reasonable detail and provide certain other information required by our Bylaws. A copy of our Bylaws is available upon request from our Secretary. If a shareholder desires to nominate a candidate for the Board of Directors, such nomination must be made in accordance with the procedures set forth under “Board Structure, Corporate Governance Matters and Director Compensation – Director Nominations – Shareholder Nominations.”

OTHER MATTERS

Management knows of no other matters to be brought before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the best judgment of the person voting the proxies. Whether or not shareholders plan to attend the Annual Meeting, they are respectfully urged to sign, date and return the enclosed proxy which will, of course, be returned to them at the Annual Meeting if they are present and so request.

* * * *

It is important that you return your proxy promptly to avoid unnecessary expense to the Company. Therefore, regardless of the number of shares of stock you own, please promptly date, sign and return the enclosed proxy in the enclosed reply envelope.

By Order of the Board of Directors,

J. Curtis Linscott

Secretary

April 1, 2010

1600 WEST 7TH STREET FORT WORTH, TX 76102-2599

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Cash America International, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cash America International, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IN PERSON

You may vote in person by attending the Annual Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M23361-P88849                     KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CASH AMERICA INTERNATIONAL, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote On Directors		☐	☐	☐
1.	Election of Directors
Nominees:
	01) Daniel E. Berce	05) James H. Graves
	02) Jack R. Daugherty	06) B. D. Hunter
	03) Daniel R. Feehan	07) Timothy J. McKibben
	04) Albert Goldstein	08) Alfred M. Micallef
Vote On Proposals
						For	Against	Abstain
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2010.					☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM 3.
3.	Shareholder proposal regarding anti-predatory lending policies.					☐	☐	☐
4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.
For address changes, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, partner, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

For directions to the Annual Meeting of Shareholders, which will be held at 1600 West 7th Street,

Fort Worth, Texas 76102, please contact our corporate office at (800) 223-8738.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders:

The Cash America International, Inc. Notice of Meeting, Proxy Statement, Proxy Card and Annual Report to

Shareholders are available at www.proxyvote.com.

M23362-P88849

CASH AMERICA INTERNATIONAL, INC.

Proxy Solicited on Behalf of the Board of Directors of Cash America International, Inc. for the Annual Meeting of Shareholders to be held May 19, 2010 at 9:00 a.m. Central Daylight Time

The undersigned hereby constitutes and appoints Jack R. Daugherty, Daniel R. Feehan and J. Curtis Linscott, and each of them, my true and lawful attorneys and proxies, with power of substitution, to represent the undersigned and vote at the annual meeting of shareholders of Cash America International, Inc. to be held at 1600 West 7th Street, Fort Worth, Texas 76102, on May 19, 2010, and at any adjournment thereof, all the stock of Cash America International, Inc. standing in my name as of the record date of March 29, 2010 on all matters coming before said meeting.

This proxy, when properly executed, will be voted as directed by the undersigned. If no such directions are made, this proxy will be voted in accordance with the Board of Directors’ recommendations (see reverse side). In their discretion, Messrs. Daugherty, Feehan and Linscott are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)
(Continued and to be marked, dated and signed on reverse side)